Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216838

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 20, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 20, 2017)

$400,000,000

KEYSIGHT TECHNOLOGIES, INC.

Common Stock

We are offering shares of our common stock, par value $0.01 per share (“Common Stock”) with an aggregate public offering price of $400,000,000. At an assumed offering price of $39.02, the closing price of our Common Stock on the New York Stock Exchange (the “NYSE”) on March 17, 2017, we would expect to issue and sell 10,251,153 shares of our Common Stock. We have granted the underwriters the option to purchase up to an additional number of shares of Common Stock representing an aggregate amount of approximately $60 million from us, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement. See the section of this prospectus supplement entitled “Underwriting” beginning on page S-46 of this prospectus supplement.

On January 30, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ixia, a California corporation (“Ixia”), and, by a joinder dated February 2, 2017, Keysight Acquisition, Inc., a California corporation and our wholly owned subsidiary (“Merger Sub”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the merger of Merger Sub with and into Ixia (the “Merger”), with Ixia surviving the Merger as our wholly-owned subsidiary. Although we intend to use the net proceeds from this offering to pay a portion of the consideration for the Merger and to pay related fees and expenses, this offering is not contingent on the consummation of the Merger or any debt financing. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described under “Use of Proceeds.”

Our Common Stock is traded on the NYSE under the symbol “KEYS.” On March 17, 2017, the last reported sale price for our Common Stock was $39.02 on the NYSE.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the shares of Common Stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in shares of Common Stock involves risks that are described under “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Public offering price	Underwriting discount	Proceeds, before expenses, to us
Per share	$	$	$
Total	$	$	$

The underwriters expect to deliver the shares to purchasers on or about March     , 2017.

Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup	BNP PARIBAS

Barclays	Credit Suisse	Wells Fargo Securities

The date of this prospectus supplement is March    , 2017.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of shares of Common Stock. The second part is the prospectus dated March 20, 2017, which is part of our Registration Statement on Form S-3 (Registration No. 333-216838) and gives more general information about the securities we may offer from time to time, some of which information may not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus supplement and the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized is correct as of any time subsequent to the date on the cover page of each such document.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized and the offering of the shares of Common Stock in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the shares of Common Stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to the “Company,” “Keysight,” “we,” “us” and “our” refer to Keysight Technologies, Inc. and its consolidated subsidiaries, without giving effect to the Merger, “Ixia” refers to Ixia and its subsidiaries, and “combined company” refers to us and Ixia after giving effect to the Merger.

TRADEMARKS AND TRADE NAMES

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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WHERE YOU CAN FIND MORE INFORMATION

Each of Keysight and Ixia file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding Keysight, Ixia and other companies that file materials with the SEC electronically. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.investor.keysight.com and by clicking on the link “Financial Information—SEC Filings.” This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus supplement.

We have filed a registration statement on Form S-3 with the SEC covering the securities being offered under this prospectus supplement. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus supplement is a part.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. This prospectus supplement and the accompanying prospectus incorporate by reference certain documents (or portions of documents) that we and Ixia have previously filed with the SEC. These documents contain important information about us and Ixia, respectively. The information incorporated by reference is considered to be a part of this prospectus supplement. See “Documents Incorporated by Reference” on page 26 of the accompanying prospectus.

We are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein and in the accompanying prospectus that are summarized and incorporated by reference in this prospectus supplement and the accompanying prospectus, if such person makes a written or oral request directed to:

Keysight Technologies, Inc.

Attention: Corporate Secretary

1400 Fountaingrove Parkway

Santa Rosa, California 95403

(877) 424-4536

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WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR ANY INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR, IF APPLICABLE, ANY OTHER OFFERING MATERIALS WE MAY PROVIDE YOU. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “predicts,” “potential,” “forecasts,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “continue,” “will,” “assumes,” “guides,” and similar expressions are intended to identify forward-looking statements, which include, but are not limited to, statements about the benefits of the proposed Merger, including future financial and operating results, our and the combined company’s plans, objectives, expectations and intentions, the expected timing of consummation of the Merger and other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to:

•	the risks and uncertainties incidental to the technology industry, including price and product competition;

•	changes in customer demand for our or Ixia’s products and services caused by demographic changes or other factors;

•	dependence on new product development, technological advances and innovation;

•	shifts in the product category or regional sales mix of our or Ixia’s products and services;

•	the effect of trends, seasonality, cyclicality and growth in, and drivers of, the markets we sell into and our strategic direction;

•	our cost-control activities, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives;

•	risks related to new product and service introductions;

•	the ability of our products to meet market needs;

•	changes to our manufacturing processes;

•	the inability to obtain regulatory approvals of the Merger (including the approval of antitrust authorities necessary to complete the Merger) on the terms desired or anticipated;

•	the timing of antitrust approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger;

•	the risk that a condition to closing the Merger may not be satisfied on a timely basis or at all;

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•	the risk that the Merger fails to close for any other reason, in which case your investment will be in Keysight as a standalone company;

•	the possibility that the anticipated synergies and other benefits from the Merger will not be realized, or will not be realized within the expected time periods;

•	the risks and uncertainties related to our ability to successfully integrate our operations, products and employees and those of Ixia;

•	the effect of the potential disruption of management’s attention from ongoing business operations due to the pending Merger;

•	the effect of the announcement of the Merger on our and Ixia’s relationships with our and their respective customers, vendors and lenders and on our and their respective operating results and businesses generally;

•	access to available financing (including financing for the Merger) on reasonable terms;

•	the outcome of any legal proceedings related to the Merger;

•	the ability to obtain and maintain adequate intellectual property protection;

•	the ability to form and implement alliances;

•	challenges relating to changes in and compliance with governmental laws and regulations, including foreign government regulators;

•	changes in tax obligations arising from tax reform measures or examinations by tax authorities;

•	our future effective tax rate and tax valuation allowance;

•	risks related to earnings from our or Ixia’s foreign subsidiaries;

•	risks related to remediation activities due to environmental contamination or otherwise;

•	the use of contract manufacturers;

•	the impact of local government regulations on our ability to pay vendors or conduct operations;

•	our liquidity position and our ability to generate cash from operations;

•	the ability to grow our businesses and our investments, whether as part of the combined company business or on a standalone basis;

•	the potential impact of adopting new accounting pronouncements on our financial results, our purchase commitments, our contributions to our pension plans, the selection of discount rates and recognition of any gains or losses for our benefit plans;

•	changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations;

•	investors’ lack of any rights to require us to repurchase, redeem or repay any of the shares offered hereby if the Merger is not consummated;

•	the risk that, if the Merger is not consummated, our management will have broad discretion to use the net proceeds of this offering; and

•	the risk that, if the Merger is consummated, we will incur a substantial amount of debt to finance the consideration to be paid in the Merger, which could adversely affect our business.

We discuss these and other important risks and uncertainties that may affect our future operations in the Risk Factors section in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016, our

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Quarterly Report for the period ended January 31, 2017, and in the “Risk Factors” section of this prospectus supplement. Readers are also referred to the cautionary statements and important factors discussed under the heading “Risk Factors” in Ixia’s Annual Report on Form 10-K for Ixia’s fiscal year ended December 31, 2016. You are cautioned not to place undue reliance on the consummation of the Merger and on our being a combined company, as well as our other forward-looking statements. While we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, Ixia, the combined company and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase shares of Common Stock. We encourage you to read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized, the documents that we have filed with the SEC that are incorporated by reference herein and therein and the portions of the document that Ixia filed with the SEC that are incorporated by reference herein, including the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement, prior to deciding whether to purchase shares of our Common Stock.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to the “Company,” “Keysight,” “we,” “us” and “our” refer to Keysight Technologies, Inc. and its consolidated subsidiaries, without giving effect to the Merger, “Ixia” refers to Ixia and its subsidiaries, and “combined company” refers to us and Ixia after giving effect to the Merger.

KEYSIGHT TECHNOLOGIES, INC.

Keysight is a global leader in high value, mission critical electronic design and test solutions based on sales. We had approximately $2.9 billion in revenues for our fiscal year ending October 31, 2016. We are a measurement company providing electronic design and test solutions to communications and electronics industries. We have the top market position in key software and hardware verticals and are the market leader in a $13.0 billion electronics and communications addressable market. We have the top market position in several key software and instrument platforms, including radio frequency/microwave design simulation software, network analyzers, signal analyzers and signal sources, and have the second highest market position in oscilloscopes and third highest in one box testers, in each case according to industry sources and our estimates. We estimate that we had a 20% market share in our core end markets as of the end of our fiscal year ending October 31, 2016. Total orders for the three months ended January 31, 2017 were $695 million, an increase of 2 percent when compared to the same period last year and an increase of 11% excluding our aerospace, defense and government end market.

Keysight provides electronic design and test instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. Related services include start-up assistance, instrument productivity, application services and instrument calibration and repair. The market size of the software portion of the electronic design and test market is approximately $2 billion and we estimate it will grow annually at a 7% rate.

Keysight also offers customization, consulting and optimization services throughout the customer’s product lifecycle. Our services business generated approximately $402 million in revenue during our fiscal year ended October 31, 2016 and experienced 9% growth in orders.

Our customers span the worldwide communications ecosystem, internet infrastructure, aerospace & defense, automotive, semiconductor and general electronics end markets. We have research and development centers in 13 countries and three manufacturing sites, each with more than 70 manufacturing employees.

We are investing in the development of new wireless communications test solutions to satisfy the commercial communications end market that is being driven by growth in mobile data and evolving wireless standards, particularly 5G. The market timing for 5G deployment has accelerated and 5G is now expected to be deployed in 2019. In the meantime, we expect the market to have pre-commercial deployment of 5G in North America in mid-2017, with worldwide carrier trials to begin in the second half of 2017 and 5G standards set in 2018.

We were formed as a Delaware corporation on December 6, 2013. On November 1, 2014, Keysight became an independent publicly-traded company through the distribution by Agilent Technologies Inc. (“Agilent”) of 100 percent of the outstanding common stock of Keysight Technologies, Inc. to Agilent’s shareholders (the “Separation”). On August 13, 2015, we acquired all of the share capital of Anite plc, a United Kingdom-based global company with strong software expertise and a leading supplier of wireless test solutions.

Our principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403. Our telephone number is (800) 829-4444. You can access financial and other information at our Investor Relations website. The address is www.investor.keysight.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and our website address is included as an inactive textual reference.

Recent Developments

Pending Merger with Ixia

On January 30, 2017 (the “Merger Agreement Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ixia, a California corporation (“Ixia”), and, by a joinder dated February 2, 2017, Keysight Acquisition, Inc., a California corporation and our wholly owned subsidiary (“Merger Sub”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the merger of Merger Sub with and into Ixia (the “Merger”), with Ixia surviving the Merger as our wholly-owned subsidiary.

Upon the consummation of the Merger, each share of Ixia common stock outstanding immediately prior to the effective time of the Merger (other than shares held by holders who have properly perfected their dissenters’ rights under Chapter 13 of the General Corporation Law of the State of California (the “dissenting shares”), and shares owned by Keysight or Merger Sub, or by any subsidiary of Keysight, Merger Sub, or Ixia (except to the extent held on behalf of a third party) (the “excluded shares”)), will be automatically cancelled and converted into the right to receive the Merger consideration of $19.65 per share payable in cash, without interest and less any applicable withholding taxes required by law (the “Merger Consideration”). Each party will generally pay its own fees and expenses in connection with the Merger. Keysight will pay all filing fees payable under the antitrust laws in connection with the Merger.

The Merger is expected to close no later than October 30, 2017 and is subject to customary closing conditions including, among others, (i) the approval of the Merger Agreement and the principal terms of the Merger by the Ixia shareholders having been obtained, (ii) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, which occurred on February 27, 2017; (iii) no governmental authority having enacted, entered, or enforced any order or law which is in effect and declares unlawful or enjoins or prohibits the consummation of the Merger; (iv) all approvals or consents required under certain foreign antitrust laws having been obtained and (v) certain other customary closing conditions. The closing of the Merger is not subject to any financing condition.

A special meeting of Ixia shareholders will be held on April 12, 2017 at 9:00 a.m. local time (the “special meeting”). At the special meeting, Ixia shareholders will be asked to vote on, among other things, a proposal to approve the Merger Agreement and the principal terms of the Merger and a proposal for the adjournment of the special meeting if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement and the principal terms of the Merger at the time of the special meeting.

The Merger Agreement contains certain termination rights for each of us and Ixia. The Merger Agreement may be terminated at any time prior to the closing of the Merger by mutual written consent of us and Ixia. The

Merger Agreement may also be terminated by us or Ixia if, among other things, the closing has not occurred by 5:00 p.m., Eastern time, on October 30, 2017 (the “end date”), provided neither we nor Ixia may terminate the Merger Agreement pursuant to the foregoing right if our or Ixia’s respective breach or failure to perform or comply with any obligation under the Merger Agreement resulted in or was a primary cause of the failure of the closing to occur by the end date. Pursuant to the Merger Agreement, we have agreed to pay Ixia a termination fee of $500 million upon termination of the Merger Agreement under specified circumstances.

A copy of the Merger Agreement is incorporated by reference as an exhibit to our Current Report on Form 8-K filed February 1, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The consummation of this offering is not conditioned upon consummation of the Merger. We may not consummate the Merger within our expected time frame, or at all. See “Risk Factors—Risks Related to the Merger.”

About Ixia

The following information should be read in conjunction with the financial statements of Ixia as of and for the fiscal years ended December 31, 2015 and 2016, incorporated in this prospectus supplement by reference to Ixia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed March 1, 2017.

Ixia provides application performance and security resilience solutions so that organizations can validate, secure, and optimize their physical and virtual networks. Enterprises, service providers, network equipment manufacturers, and governments worldwide use Ixia’s solutions to deploy new technologies and achieve efficient, secure ongoing operation of their networks. Ixia’s product solutions consist of its high performance hardware platforms, software applications, and services, including warranty and maintenance offerings and professional services.

As of the end of its fiscal year December 31, 2016, Ixia had a 19% share of a market approximately $2.5 billion in size that includes network test and excludes network assurance according to its estimates. Ixia estimates that its market has a three-to-five year growth rate of between 14% and 17%. Network equipment manufacturers, enterprise and government organizations and service providers accounted for 42%, 35% and 23% of Ixia’s revenue of $485 million during its fiscal year ended December 31, 2016, respectively, based primarily on amounts invoiced to Ixia’s customers.

Ixia’s solutions help customers address three network goals:

•	validate the network—test and confirm design in virtual and physical environments;

•	optimize the network—enhance application performance and visibility across the network; and

•	secure the network—assess and monitor security threats in real-world scenarios.

Ixia is subject to risks similar to those applicable to our existing business, and we will continue to be subject to those risks following the Merger. We discuss these and other important risks and uncertainties that may affect our future operations in the Risk Factors section in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016 and our Quarterly Report for the period ended January 31, 2017, each of which is incorporated herein by reference. Readers are also referred to the cautionary statements and important factors discussed under the heading “Risk Factors” in Ixia’s Annual Report on Form 10-K for Ixia’s fiscal year ended December 31, 2016, which section is also incorporated herein by reference.

The Combined Company

On a pro forma basis, the combined company would have generated net revenue and net income of approximately $3.3 billion and $194 million, respectively, for the fiscal year ended October 31, 2016, assuming the Merger, this offering and the Other Financing Transactions had occurred on November 1, 2015. The combined company would have generated a gross margin of 56% and an operating margin of 9% (excluding any synergies) on a pro forma basis during the fiscal year ended October 31, 2016, and research and development expenses would have amounted to 16% of such pro forma net revenue. Keysight had net cash provided by operating activities of $416 million for the year ended October 31, 2016 and Ixia had net cash provided by operating activities of $81 million for the year ended December 31, 2016. The combined company would have generated $397 million of free cash flow (excluding an expected increase in cash interest expense of approximately $52 million resulting in pro forma interest expense of $99 million for the year ended October 31, 2016) on a combined basis during that time period, and following the Merger, we expect the combined company to continue to generate strong free cash flow both inside and outside the United States. See below under “—Non-GAAP Measures” for a reconciliation of combined free cash flow to the nearest measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

On an adjusted combined basis, the combined company would have generated an adjusted gross margin of 61% (adjusted to exclude $0.4 million of stock-based compensation paid by Ixia and including $12 million of acquisition-related fair value adjustments at Keysight in combined revenues (“adjusted combined revenues”) and an adjusted operating margin of 58% (excluding $1.9 million of stock-based compensation used by Ixia and reflecting adjusted combined revenues), and adjusted combined research and development expenses (excluding stock-based compensation of $6.5 million paid by Ixia) would have amounted to 15% of adjusted combined revenue.

Following the Merger, the combined company is expected to maintain a conservative financial policy. On a combined basis, gross and net leverage ratios of debt to adjusted EBITDA (as defined below) would have been 3.2x and 2.0x, respectively, as of the twelve-month period ending January 31, 2017, and management expects to improve these ratios over the next 24 months. See below under “—Non-GAAP Measures” for a reconciliation of adjusted EBITDA to the nearest measure calculated in accordance with GAAP.

The combined company is expected to be well positioned to achieve leadership in several key attractive markets.

Segments	Keysight’s Communications Solutions Group		Keysight’s Electronic Industrial Solutions Group	Keysight’s Services Solutions Group	Ixia	Total combined company
End markets	Commercial communications	Aerospace, defense and government	Electronic industrial	Services	Test and visibility
Market size (1)(2)	$4 billion	$3 billion	$4 billion	$2 billion	$2.5 billion	$15.5 billion
Market share (1)	25%	23%	20%	20%	19%	22%
Long-term market growth (3)	1% to 2%	2% to 3%	2% to 3%	2% to 3%	14% to 17%	4% to 5%

(1)	According to our estimates for the fiscal year ended October 31, 2016 and, with respect to Ixia, according to Ixia’s estimates for the fiscal year ended December 31, 2016.
(2)	Includes network test but excludes network assurance.
(3)	Industry market growth according to our and Ixia’s estimates as an average over three to five years.

We caution you that the Merger may not occur at all, or, if it occurs, we may not realize the anticipated benefits of the Merger. See “Risk Factors—Risks Related to the Merger.”

Financing of the Merger

Consummation of the Merger is not subject to Keysight’s ability to obtain financing. However, Keysight expects to use the proceeds of this offering to finance a portion of the consideration for the Merger and to pay related fees and expenses (collectively, the “Merger Payments”) and to obtain additional financing for the Merger as described below. See “Use of Proceeds.”

Revolving Credit Facility

On February 15, 2017, Keysight entered into an amended and restated revolving credit agreement (the “Amended and Restated Credit Agreement”), by and among Keysight, certain lenders party thereto and Citibank, N.A., as administrative agent, which amended and restated in its entirety Keysight’s then-existing credit agreement. The Amended and Restated Credit Agreement provides for, among other things, a $450 million five-year unsecured revolving credit facility that will expire on February 15, 2022, subject to extension under certain circumstances described therein (the “Revolving Credit Facility”). In addition, the Amended and Restated Credit Agreement permits Keysight, subject to certain customary conditions, on one or more occasions to request to increase the total commitments under the Revolving Credit Facility by up to $150 million in the aggregate. Keysight may borrow up to $170 million under the Revolving Credit Facility to finance a portion of the Merger Payments.

Term Loan Facility

On February 15, 2017, Keysight entered into a term credit agreement (the “Term Credit Agreement”), by and among Keysight, certain lenders party thereto and Goldman Sachs Bank USA, as administrative agent. The Term Credit Agreement provides for a three-year $400 million delayed draw senior unsecured term loan facility (the “Term Loan Facility”). The Term Loan Facility will be available to Keysight upon the closing of the Merger, subject to certain other customary conditions, and is intended to be used to pay a portion of the Merger Payments. The commitments under the Term Loan Facility automatically terminate on the first to occur of (a) the consummation of the Merger without the borrowing of any loans under the Term Loan Facility, (b) the termination of the Merger Agreement in accordance with its terms or (c) 5:00 p.m., Eastern time, on October 30, 2017.

Additional Debt Financing

Subsequent to this offering, Keysight expects to obtain approximately $700 million of unsecured senior debt financing to finance a portion of the Merger Payments (the “Debt Financing”). However, in the event we are unable to obtain such Debt Financing prior to the closing of the Merger, we have obtained committed financing in the form of a senior unsecured bridge loan commitment as described below. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt to be sold or placed in the Debt Financing.

Bridge Loan Commitment

In connection with Keysight’s entry into the Merger Agreement, Keysight has entered into a commitment letter, dated January 30, 2017, with Goldman Sachs Bank USA, BNP Paribas and BNP Paribas Securities Corp., pursuant to which Goldman Sachs and BNP Paribas have agreed to provide a senior unsecured 364-day bridge loan facility (the “Bridge Facility”) of up to $1.28 billion (after giving effect to a dollar-for-dollar reduction of the commitment upon our entry into the Term Loan Facility) in the aggregate for the purpose of providing the financing necessary to pay a portion of the Merger Payments (the “Bridge Loan Commitment”).

The Bridge Loan Commitment will be further reduced on a dollar-for-dollar basis by, among other things, the net cash proceeds of this offering and the other financing transactions completed prior to the consummation of the Merger. Although we do not expect to make any borrowings under the Bridge Loan Commitment, there can be no assurance that such borrowings will not be made. In that regard, we may be required to borrow under the Bridge Loan Commitment if any of the Other Financing Transactions (as defined below) are not completed or generate significantly less net proceeds than contemplated by this prospectus supplement.

We refer to any Debt Financing and the borrowings under the Revolving Credit Facility and the Term Loan Facility that we expect to incur to finance a portion of the Merger Payments as the “Other Financing Transactions”.

Completion of this offering is not contingent upon (1) the closing or funding of any of the Other Financing Transactions or (2) the consummation of the Merger.

We cannot assure you that we will complete the Merger or any of the Other Financing Transactions on the terms contemplated by this prospectus supplement, or at all.

After the closing of the Merger, if completed, we may replenish our available cash or repay any revolving credit borrowings made in connection with the Merger with the proceeds of additional financings.

Non-GAAP Measures

Keysight uses a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. The definitions of these non-GAAP financial measures may differ from similarly titled measures used by others, and such non-GAAP measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. Keysight generally uses non-GAAP financial measures to facilitate management’s comparisons to historic operating results, to competitors’ operating results and to provide guidance to investors. In addition, Keysight believes that the use of these non-GAAP financial measures provides greater transparency to investors of information used by management in its financial and operational decision-making.

The table below reconciles net cash provided by operating activities during the fiscal year ended October 31, 2016 determined in accordance with GAAP to free cash flow, a non-GAAP measure. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the combined company’s ability to fund its activities and obligations. We define free cash flow as cash provided by continuing operations less investments in property, plant and equipment.

	Keysight year ended October 31, 2016	Ixia year ended December 31, 2016	Combined Twelve months ended October 31, 2016(1)
		(in millions)
Net cash provided by operating activities	$416	$81	$497
Less: Investments in property, plant and equipment	(91)	(9)	(100)

Free cash flow	$325	$72	$397

(1)	Does not give effect to the Merger, this offering and the Other Financing Transactions. We expect our cash interest expense to increase by approximately $52 million resulting in pro forma interest expense of $99 million for the year ended October 31, 2016. See “Unaudited Pro Forma Condensed Combined Financial Data.”

The table below reconciles net income of Keysight during the year ended October 31, 2016 and the three-month periods ended January 31, 2017 and 2016 and net income of Ixia for the year ended December 31, 2016 determined in accordance with GAAP to adjusted EBITDA, a non-GAAP measure. Management believes adjusted EBITDA to be a meaningful measure of company performance because it is widely followed by industry analysts, lenders and investors, and our ratio of debt to adjusted EBITDA is used as a measure of leverage. We define adjusted EBITDA as net income before income taxes, interest income and expense, other (income) expense, intangible amortization, share-based compensation, acquisition and integration costs, acquisition-related fair value adjustments, separation and related costs, pension settlement gains, restructuring and related costs, investigations, shareholder litigation and related matters, inventory adjustments, other expenses and depreciation and amortization (excluding intangible amortization).

	Keysight Three months ended January 31, 2017	Keysight Year ended October 31, 2016	Keysight Three months ended January 31, 2016	Ixia Year ended December 31, 2016
	(in millions)
Net Income (loss)	$109	$335	$64	$(34)

Provision for income taxes	43	31	20	51
Interest income and other, net	(1)	(3)	(1)	—
Interest expense	12	47	12	2
Other (income) expense, net	(1)	(4)	3	—

Income from operations	162	406	98	18

Intangible amortization	10	44	11	39
Share-based compensation	18	49	16	19
Acquisition and integration costs	6	18	2	1
Acquisition-related fair value adjustments	—	12	5	—
Separation and related costs	6	24	5	—
Japan pension settlement gain	(68)	—	—	—
Restructuring and related costs	2	—	—	—
Investigations, shareholder litigation and related matters	—	—	—	1
Inventory adjustments	—	—	—	—
Other (1)	(8)	(7)	(8)	—

Non-GAAP Income from Operations	$128	$546	$129	$78

Depreciation and amortization (excluding intangible amortization)	22	90	22	18

Adjusted EBITDA	$150	$636	$151	$96

(1)	Includes asset impairment charges, acceleration of share-based compensation expense related to workforce reduction and transformational program expense.

The Offering

The following summary contains information about the shares of Common Stock offered hereby and is not intended to be complete. For a more complete description of the shares, please refer to the section in the accompanying prospectus entitled “Description of Equity Securities We May Offer.” Unless the context requires otherwise, all references to the “Company,” “we” and “our” in this “Prospectus Supplement Summary—The Offering” section refer to only Keysight Technologies, Inc. and not its subsidiaries.

Issuer	Keysight Technologies, Inc.

Securities Offered	shares of Common Stock

Offering Price	$ per share

Common Stock outstanding after the offering	shares (or shares if the underwriters exercise their over-allotment option to purchase additional shares in full).

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to an additional shares of Common Stock, solely to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions.

Use of Proceeds	We expect to receive net proceeds of approximately $386 million from the sale of shares of Common Stock (or approximately $444 million if the underwriters exercise their over-allotment option to purchase additional shares in full), after deduction of the underwriting discounts and commissions and estimated expenses payable by us in connection with this offering, in each case assuming a public offering price of $38.02 per share, the last reported sales price for our Common Stock on the NYSE on March 9, 2017.

We will use the proceeds from this offering to pay a portion of the Merger Payments. If the Merger is not completed, we intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in the shares of Common Stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks you should particularly consider before investing in the shares of Common Stock.

New York Stock Exchange (“NYSE”) symbol	KEYS

Transfer Agent and Registrar	Computershare Trust Company

Immediately after the consummation of this offering, we will have                 shares of Common Stock issued and outstanding. The number of shares of Common Stock to be outstanding immediately after this offering is based on 171,557,311 shares of Common Stock outstanding as of March 1, 2017, plus the                  shares of Common Stock that we are offering hereby, but excludes:

•	shares of Common Stock issuable on the exercise of the underwriters’ over-allotment option to purchase additional Common Stock in this offering;

•	an aggregate of 3,071,682 options to purchase shares of Common Stock that are outstanding; and

•	an additional 28,464,754 shares of Common Stock that are available for issuance under our equity plans, including our employee stock purchase plan, but not giving effect to the shares of Common Stock issuable to Ixia employees upon consummation of the Merger.

Summary Consolidated Financial Data of Keysight and Ixia

The following tables contain a summary of our and Ixia’s consolidated financial data as of the dates and for the periods indicated.

Keysight

We have derived the summary consolidated statement of operations data with respect to our fiscal years ended October 31, 2014, October 31, 2015 and October 31, 2016 and our summary consolidated balance sheet data as of October 31, 2015 and October 31, 2016 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016. We have derived the summary consolidated financial data as of and for our three months ended January 31, 2016 and January 31, 2017 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended January 31, 2017. Our results for the three months ended January 31, 2017 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year. We refer you to those financial statements, accompanying notes, management’s discussion and analysis and the information under the heading “Risk Factors” included herein and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and our Quarterly Report on Form 10-Q for the period ended January 31, 2017, which are in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our historical combined and consolidated financial statements before November 1, 2015 include certain expenses of Agilent that were allocated to us for certain functions, including general corporate expenses related to information technology, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we have incurred or will incur as an independent public company. The historical financial information included here may not necessarily reflect our financial position and results of operations or what our financial position and results of operations would have been had we been an independent, publicly-traded company during the historical periods presented or be indicative of our future performance as an independent company.

Keysight Combined and Consolidated Statements of Operations Data

	Three months ended January 31,		Year Ended October 31,
	2017	2016	2016	2015	2014
	(in millions, except per share data)
Net revenue	$726	$721	$2,918	$2,856	$2,933
Costs and expenses:
Cost of products and services	322	329	1,294	1,269	1,313
Research and development	108	108	425	387	361
Selling, general and administrative	213	200	818	787	790
Other operating expense (income)	(79)	(14)	(25)	(18)	—

Total costs and expenses	564	623	2,512	2,425	2,464

Income from operations	162	98	406	431	469
Interest income	1	1	3	1	—
Interest expense	(12)	(12)	(47)	(46)	(3)
Other income (expense), net	1	(3)	4	2	9
Income before taxes	152	84	366	388	475
Provision for income taxes	43	20	31	(125)	83

Net income	$109	$64	$335	$513	$392

Net income per share: (a)
Basic	$0.64	$0.37	$1.97	$3.04	$2.35
Diluted	$0.63	$0.37	$1.95	$3.00	$2.35
Weighted average shares used in computing net income per share:(a)
Basic	171	171	170	169	167
Diluted	173	172	172	171	167

(a)	On November 1, 2014, Agilent Technologies, Inc. distributed 167 million shares of our Common Stock to existing holders of Agilent common stock. Basic and diluted net income per share for the year ended October 31, 2014 is calculated using the shares distributed on November 1, 2014.

Keysight Consolidated Balance Sheet Data

	January 31,	October 31,
	2017	2016	2015
	(in millions)
Cash and cash equivalents and short-term investments	$896	$783	$483
Working capital	1,336	1,210	893
Total assets	3,869	3,796	3,501
Long-term debt (1)	1,093	1,093	1,092
Stockholders’ equity	1,648	1,513	1,302

(1)	Early adoption of Accounting Standard Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, on a retrospective basis, resulted in the reclassification of $7 million of unamortized debt issuance costs related to senior notes from “Other assets” to “Long-term debt” as of October 31, 2016 and October 31, 2015 from our previously reported numbers.

Ixia

The summary consolidated statement of operations data for Ixia with respect to its fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and its summary consolidated balance sheet data as of December 31, 2015 and December 31, 2016 have been derived from Ixia’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We refer you to those financial statements and accompanying notes and the information under the heading “Risk Factors,” which are in each case incorporated by reference in this prospectus supplement and the accompanying prospectus, in each case included in Ixia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We also refer you to the information under the heading “Risk Factors” herein.

Ixia Consolidated Statements of Operations Data

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Total revenues	$484,845	$516,937	$464,458
Costs and expenses: (1)
Cost of revenues—products (2)	87,528	97,415	98,815
Cost of revenues—services	16,041	16,443	16,166
Research and development	102,534	113,443	115,156
Sales and marketing	161,604	155,211	151,765
General and administrative	58,975	68,925	66,475
Amortization of intangible assets	39,099	42,315	46,901
Acquisition and other related costs	785	656	3,277
Restructuring (3)	(130)	(517)	10,310

Total costs and operating expenses	466,436	493,891	508,865

Income (loss) from operations	18,409	23,046	(44,407)
Interest income and other, net	310	(372)	(24)
Interest expense	(1,930)	(8,331)	(8,266)

Income (loss) before income taxes	16,789	14,343	(52,697)
Income tax expense (benefit)	50,700	8,392	(11,105)

Net (loss) income	$(33,911)	$5,951	$(41,592)

(Loss) earnings per share:
Basic	$(0.42)	$0.07	$(0.54)
Diluted	$(0.42)	$0.07	$(0.54)
Weighted average number of common and common equivalent shares outstanding:
Basic	81,470	79,633	77,629
Diluted	81,470	81,459	77,629

(1) Stock-based compensation included in:
Cost of revenues—products	$280	$315	$331
Cost of revenues—services	108	120	126
Research and development	6,489	6,625	6,843
Sales and marketing	5,944	4,730	5,624
General and administrative	5,886	7,186	3,595

(2)	Cost of revenues—products excludes amortization of intangible assets related to purchased technologies of $25.3 million, $25.7 million, and $28.9 million for the years ended December 31, 2016, 2015, and 2014, respectively, which is included in Amortization of intangible assets.
(3)	In 2014, Ixia’s management approved, committed to, and initiated a plan to restructure its operations to better align its operating costs with its business opportunities.

Ixia Consolidated Balance Sheet Data

	As of December 31,
	2016	2015
	(in thousands)
Cash and cash equivalents	$71,759	$52,472
Short-term investments in marketable securities	71,251	14,504
Working capital	134,834	69,725
Total assets	757,567	779,877
Term loan	33,586	37,532
Total liabilities	246,030	260,866
Total shareholders’ equity	511,537	519,011

Summary of Unaudited Pro Forma Condensed Combined Financial Information

The following table sets forth Keysight’s summary unaudited pro forma condensed combined financial information as of January 31, 2017 and for the year ended October 31, 2016 and the three months ended January 31, 2017 and January 31, 2016, and has been prepared to give effect to the following:

•	the Merger and the payment of related fees and expenses;

•	the sale of the Common Stock offered by us in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

•	the receipt of unsecured senior debt financing in the Debt Financing and the debt borrowed by us under each of the Revolving Credit Facility and the Term Loan Facility to finance a portion of the Merger Payments, in each case, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The summary unaudited pro forma condensed combined balance sheet data as of January 31, 2017 combines the historical balance sheet of Keysight, giving effect to the Merger, this offering and the Other Financing Transactions, as if they had been completed on January 31, 2017. The summary unaudited pro forma condensed combined statement of operations data for the year ended October 31, 2016 and the three months ended January 31, 2017 and January 31, 2016 gives effect to the Merger, this offering and the Other Financing Transactions as if they had occurred on November 1, 2015.

The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what Keysight’s or the combined company’s actual financial position or results of operations would have been had the Merger, this offering and the Other Financing Transactions been completed on the dates indicated. In addition, because none of this offering or the Other Financing Transactions is contingent upon completion of any of the other such transactions, it is possible that one or more of the Other Financing Transactions will not be completed. This offering is not contingent upon consummation of the Merger and we will not be required to repurchase the shares of Common Stock sold in this offering if the Merger does not occur. Instead, we will use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds”. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our Common Stock.

The summary unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the information included under the headings “Prospectus Supplement Summary—Keysight Technologies, Inc.—Recent Developments—Pending Merger with Ixia” and “Prospectus Supplement Summary—Keysight Technologies, Inc.—Recent Developments—Financing of the Merger,” as well as Keysight’s consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and Quarterly Report on Form 10-Q for the period ended January 31, 2017 and Ixia’s consolidated financial statements and related notes thereto in Ixia’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as Keysight’s unaudited pro forma condensed combined financial information in our Current Report on Form 8-K filed with the SEC on March 20, 2017, which are in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

Summary Unaudited Pro Forma Statements of Operations

	Pro Forma
	Year Ended October 31, 2016	Three Months Ended January 31, 2017	Three Months Ended January 31, 2016
	(in millions, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$3,342	$850	$844
Costs and expenses	1,462	365	375
Gross profit	1,880	485	469
Operating expenses:
Research and development	527	132	138
Selling, general and administrative	1,078	279	264
Other operating expense (income), net	(25)	(79)	(14)

Total operating expenses	1,580	332	388

Income from operations	300	153	81
Interest income	3	1	1
Interest expense	(99)	(25)	(25)
Other income (expense), net	4	1	(3)

Total other expense, net	(92)	(23)	(27)

Income before income taxes	208	130	54
Provision for income taxes	14	77	10

Net income	$194	$53	$44

Earnings per share:
Net income per common share, basic	$1.07	$0.29	$0.24
Shares used in computing basic net income per common share	182	183	183
Net income per common share, diluted	$1.05	$0.29	$0.24
Shares used in computing diluted net income per common share	184	185	184

Summary Unaudited Pro Forma Balance Sheet

Pro Forma
As of January 31, 2017
(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$881
Working capital	1,474
Total assets	5,882
Current and long-term debt	2,358
Other non-current liabilities	829
Common stock and additional paid-in capital (1)	1,717
Total stockholders’ equity	2,015

(1)	Exclusive of amounts associated with treasury stock.

RISK FACTORS

An investment in the shares of Common Stock involves a high degree of risk. Prior to making a decision about purchasing any shares, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016, and our Quarterly Report on Form 10-Q for the period ended January 31, 2017, as updated by annual, quarterly and other documents we file with the SEC, and in Ixia’s Annual Report on Form 10-K for Ixia’s fiscal year ended December 31, 2016.

These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Risks Related to our Common Stock

The Merger may not occur and if it does it may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of the Common Stock.

Although we currently anticipate that the Merger will occur and will be accretive to earnings per share (on an adjusted earnings basis that is not pursuant to GAAP) from and after the Merger, this expectation is based on assumptions about our and Ixia’s business and preliminary estimates, which may change materially. Certain other amounts to be paid in connection with the Merger may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the market price of the Common Stock. In addition, the Merger may not occur. See “—Risks Related to the Merger”.

In addition, we could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger, including cost and revenue synergies. All of these factors could cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the market price of the Common Stock.

Additional acquisitions, investments, joint ventures and other business initiatives may require substantial investment of funds or financings by the issuance of debt or additional equity securities, which may negatively affect the market price of the Common Stock.

The growth of Keysight through the successful acquisition and integration of complementary businesses is an important component of our corporate strategy, and will continue to be so whether or not the Merger is consummated. We may also target future acquisitions to expand or add functionality and capabilities to our existing portfolio of solutions, as well as add new solutions to our portfolio. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Any such acquisition, investment, joint ventures or other business collaborations may require substantial investment of funds or financings by the issuance of debt or additional equity or equity-related securities. Such activities could result in charges and expenses and have the potential to result in the issuance or assumption of debt, which could have a negative impact on the credit ratings of our outstanding debt securities.

Additionally, sales of substantial amounts of shares of Common Stock (or securities that are convertible into or exercisable or exchangeable for shares of Common Stock) in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline and could impair our ability to raise additional capital through the sale of our equity securities. We expect to issue additional shares of Common Stock to Ixia employees as an important part of our effort to retain Ixia employees. We may also issue additional shares of Common Stock (or securities that are convertible into or exercisable or exchangeable for shares of Common Stock) or debt in the future in connection with additional acquisitions, investments, joint ventures or other business collaborations. To the extent we issue substantial additional shares of Common Stock (or securities that are convertible into or exercisable or exchangeable for shares of Common Stock), the ownership and voting power of our existing shareholders would be diluted and our earnings per share could be reduced, which may negatively affect the market prices for our shares or credit ratings of our outstanding debt securities. If we are unable to access capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Keysight, our shares of Common Stock would rank below all debt claims against us. In addition, any convertible or exchangeable securities or other equity securities (including preferred shares) that we may issue in the future may have rights, preferences and privileges more favorable than those of our shares of Common Stock. Our share capital includes 100,000,000 authorized (but currently unissued) shares of Preferred Stock (as defined in the accompanying prospectus). As a result, holders of shares of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to shares of our Common Stock have been satisfied.

If securities analysts do not publish research or reports about our Company, or if they issue unfavorable commentary about us or our industry or downgrade our shares, the price of our shares could decline.

The trading market for our shares of Common Stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. If one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our shares or issue other unfavorable commentary about our company or our industry. As a result of one or more of these factors, the trading price of our shares could decline.

Our stock price may be volatile or may decline regardless of our operating performance, and you may lose part or all of your investment.

The market price of our Common Stock may fluctuate significantly in response to a number of factors, some of which we cannot control, including:

•	cyclicality in the industries in which we operate or in the economy as a whole;

•	fluctuations in product mix;

•	the timing and strength of product offerings by us and our competitors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	economic, legal and regulatory factors unrelated to our performance;

•	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

•	changes in financial estimates or recommendations by any securities analysts who follow our Common Stock;

•	speculation by the press or investment community regarding our business;

•	changes in key personnel; and

•	future sales of our Common Stock by us or our officers and directors.

In addition, the stock markets, including the NYSE, have from time to time experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our and the attention of management could be diverted from our business. Further, as a result of the 2016 U.S. elections and ongoing activity in Congress relating to potential tax reforms, there is a heightened possibility of significant changes to the rules governing U.S. taxation which could have an adverse effect on our business. As a result of one or more of these factors, the trading price of our shares could decline.

Risks Related to the Merger

We may not realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the Merger will depend, to a large extent, on our ability to integrate our and Ixia’s businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating Ixia’s business practices and operations with our existing business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively or if impacted by unforeseen negative economic or market conditions or other factors, we may not realize the full anticipated benefits of the Merger. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations.

Further, we have a limited history of operating as an independent company and meeting the challenges of the reporting and other obligations under the Exchange Act, and our accounting and other management systems and resources may not be adequately prepared to meet the challenges of integrating our financial reporting and internal controls with those of Ixia, which prior to the Merger has also operated as an independent, publicly-traded company with its own financial reporting and internal control systems. This integration may place significant demands on our management, administrative and operational resources, including accounting systems and resources. We expect to incur additional expenses for the purpose of addressing these integration requirements, and those expenses may be significant. Any failure of the combined company to achieve and maintain effective financial reporting and internal controls could have a material adverse effect on the combined company’s business, financial condition, results of operations or cash flows.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining Ixia’s business with our business;

•	difficulties entering new markets or manufacturing in new geographies where we have no or limited direct prior experience;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	successfully managing relationships with our strategic partners and supplier and customer base; and

•	challenges in maintaining existing, and establishing new, business relationships.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of our business and Ixia’s business are integrated successfully, we may not realize the full benefits of the Merger, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Furthermore, additional unanticipated costs may be incurred in the integration of the businesses. All of these factors could decrease or delay the expected accretive effect of the Merger and negatively impact us. As a result, we cannot be certain that the combination of our and Ixia’s businesses will result in the realization of the full benefits anticipated from the Merger.

The pendency of the Merger could adversely affect our and Ixia’s business, financial results and operations, and the market price of our shares of Common Stock.

The announcement and pendency of the Merger could cause disruptions and create uncertainty surrounding our and Ixia’s business and affect our respective relationships with our customers and employees. In addition, each of we and Ixia have diverted, and will continue to divert, significant management resources to complete the Merger, which could have a negative impact on our respective ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our respective and, after the Merger, the combined company’s business, financial condition and results of operations. Until the consummation of the Merger, holders of our Common Stock will be exposed to the risks faced by our existing business without any of the potential benefits from the Merger. As a result of investor perceptions about the terms or benefits of the Merger, the market price of our Common Stock may decline.

Investors will not have any rights to require us to repurchase, redeem or repay any of the shares offered hereby if the Merger is not consummated.

This offering is not contingent on consummation of the Merger. Investors will not have any rights to require us to repurchase, redeem or repay any of the shares offered hereby if the Merger is not consummated. Accordingly, even if the Merger is not consummated, the shares sold in this offering will remain outstanding, you will experience dilution and we will use the proceeds of this offering for general corporate purposes, which may or may not be accretive. Further, investors will not have any right to require us to repurchase, redeem or repay any of the shares offered hereby, if, subsequent to the completion of this offering, we experience any changes in our business or financial condition or if the terms of the Merger or the financing thereof change.

If the Merger is not consummated, our management will have broad discretion to use the net proceeds of this offering.

This offering is not contingent on consummation of the Merger or any debt financing. Accordingly, if the Merger is not consummated, our management will have broad discretion to use the net proceeds of this offering for general corporate purposes. General corporate purposes may include, without limitation, the financing of future acquisitions and the repayment of existing indebtedness. See “Use of Proceeds.” In such case, a purchaser of our shares of Common Stock will be relying on the judgment of management with respect to the application of the net proceeds of this offering. With respect to potential future acquisitions, there can be no assurance that we will be able to identify other acquisition opportunities that meet our strategic objectives, or to the extent such opportunities are identified, that we will be able to negotiate acquisition terms that are acceptable to us or complete any such acquisition. At this time we have made no commitments with respect to any acquisition other than the Merger. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity, as part of your investment decision, to evaluate the economic, financial or other information upon which our management bases its decisions. If the net proceeds are not applied effectively, our business, financial condition and results of operations may be adversely affected and our Common Stock could lose value.

If the Merger is consummated, we will incur a substantial amount of debt to finance the consideration to be paid in the Merger and certain other amounts to be paid in connection therewith, which could adversely affect our business, including by restricting our ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to our credit rating.

In connection with the Merger, we expect that we will (i) borrow up to $400 million under the Term Loan Facility, (ii) borrow up to $170 million under the Revolving Credit Facility, (iii) obtain up to $700 million in unsecured senior debt financing and (iv) if and to the extent of any remaining amount required to finance the Merger Payments, borrow such amount under the Bridge Loan Commitment. Following the completion of the Merger, the combined company will have a significant amount of indebtedness outstanding. As of January 31, 2017, on a pro forma basis after giving effect to the incurrence of such indebtedness, the combined indebtedness of Keysight and its subsidiaries would have been approximately $2.4 billion.

This substantial level of indebtedness could have important consequences to the combined company’s business, including, but not limited to:

•	reducing the benefits we expect to receive from the Merger;

•	increasing our debt service obligations, making it more difficult for us to satisfy our obligations;

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing;

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage as compared to our competitors, to the extent that they are not as highly leveraged; and

•	restricting us from pursuing certain business opportunities.

Our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Keysight’s and the combined company’s ratings at any time will reflect each rating organization’s then opinion of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future. Any reduction in our credit ratings may limit the combined company’s ability to borrow at interest rates consistent with the interest rates that have been available to us prior to the Merger. If Keysight’s or the combined company’s credit ratings are downgraded or put on watch for a potential downgrade, we may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if our current credit ratings are maintained. Any impairment of our or the combined company’s ability to obtain future financing on favorable terms could have an adverse effect on our ability to repay or refinance outstanding indebtedness, to consummate acquisitions or to otherwise conduct our business, which could negatively impact the price of our Common Stock.

Keysight does not currently control Ixia and its subsidiaries.

Although the Merger Agreement contains covenants on the part of Ixia regarding the operation of its business prior to closing of the Merger, Keysight will not control Ixia and its subsidiaries until completion of the Merger and the business and results of operations of Ixia may be adversely affected by events that are outside of Keysight’s control during the intervening period. The historic and current performance of Ixia’s business and operations may not be indicative of success in future periods. The future performance of Ixia may be influenced by, among other factors, economic downturns, increased environmental regulation, turmoil in financial markets, unfavorable regulatory decisions, litigation, the occurrence or discovery of new liabilities, rising interest rates, delays in ongoing transmission development projects and other factors beyond Keysight’s and Ixia’s control. As a result of any one or more of these factors, among others, the operations and financial performance of Ixia may be negatively affected, which may adversely affect the combined company’s future financial results.

Lawsuits have been filed against Ixia and us challenging the Merger, and an adverse ruling in the lawsuits may prevent or delay the Merger.

Between on or about February 23, 2017 and March 15, 2017, three putative class action lawsuits were filed in the United States District Court for the Central District of California on behalf of Ixia’s shareholders seeking, among other things, to temporarily and permanently enjoin the Merger and, if the Merger were to be consummated, to rescind the Merger. The lawsuits are captioned Witmer v. Ixia, et al., 17-cv-1483 (C.D. Cal.), Krishna v. Ixia, et al., 17-cv-1840 (C.D. Cal.), and Joyce v. Ixia, 17-cv-2071 (C.D. Cal.). Each of the three complaints names Ixia and certain Ixia officers and directors as defendants, and the Witmer and Krishna complaints also name us and Merger Sub as defendants. On March 16, 2017, the Joyce plaintiff filed a motion for a preliminary injunction seeking to enjoin Ixia’s shareholder vote on the Merger until Ixia makes certain additional disclosures concerning the Merger. The plaintiff has requested that the preliminary injunction motion be heard by the court prior to the shareholder vote, which is scheduled for April 12, 2017.

If these actions, or similar actions that may be brought, are successful, the Merger could be prevented, delayed, or rescinded, and Keysight could be liable for monetary damages, fees, and costs. Additionally, we may incur significant expenses defending or settling any such actions.

One condition to closing the Merger is the absence of any law, order, judgment or other similar legal restraint by a court or other governmental entity that prevents, declares unlawful, or enjoins or prohibits the consummation of the Merger. If plaintiffs are successful in obtaining an injunction prohibiting the consummation of the Merger, then any such injunction may prevent the Merger from being completed, or from being completed within the expected timeframe.

Keysight’s and the combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included and incorporated by reference in this prospectus supplement.

The unaudited pro forma financial information included and incorporated by reference in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what Keysight’s or the combined company’s actual financial position or results of operations would have been had the Merger, this offering and the Other Financing Transactions been completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Keysight and Ixia, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful consummation of the Merger, this offering and the Other Financing Transactions. The assets and liabilities of Ixia have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. In addition, the assumptions used in preparing the unaudited pro forma financial information, including assumptions as to the successful consummation of the Merger, this offering and the Other Financing Transactions may not prove to be accurate, and other factors may adversely affect our and the combined company’s financial condition or results of operations following the closing of the Merger and negatively impact the price of our Common Stock. As a result, the actual consolidated results of operations or financial position of Keysight prior to the Merger and that of the combined company following the Merger may be different, possibly materially, from the unaudited pro forma condensed combined financial data included in this prospectus supplement. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Our actual operating results may differ significantly from the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus or in our investor presentations relating to this offering.

From time to time, including in any “road show” investor presentation in connection with this offering, we have made or may make forward-looking statements regarding our future performance, the future performance of the combined company or the impacts and effects of the Merger on our or the combined company’s operations, that represent our management’s best estimates as of the date the forward-looking statements are made. These forward-looking statements are prepared by our management and are qualified by, and subject to, the assumptions and the other information contained or referred to in the filing, release or presentation in which they are made. Neither our independent registered public accounting firm nor any other independent expert or outside party compiles or examines these forward-looking statements and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Any such forward-looking statements, including those contained in our “road show” investor presentation in connection with this offering, are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We sometimes state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we release this data is to provide a basis for our management to discuss our and the combined company’s business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Any such forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements made by us will not materialize or will vary significantly from actual results. In particular, visibility into our markets is limited. The change of government administrations in the United States has exacerbated this issue in our aerospace, defense and government business. As a result, our ability to forecast our short term performance is even more limited. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date the statements are made. Actual results will vary from our forward-looking statements and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the further in the future that the data is forecast. In light of the foregoing, investors are urged to put the forward-looking statements in context and not to place undue reliance on them.

Any failure by us or the combined company to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this prospectus supplement could result in the actual operating results being different than the forward-looking statements we have made about, among other things, our and the combined company’s performance after giving effect to the Merger or any impacts of the Merger on our or the combined company’s results of operations, and such differences may be adverse and material. In addition, we have disclosed, and may from time to time disclose or announce, potential synergies that may be obtained in the future as a result of the Merger or other closed and pending acquisitions, including measures of revenue, cost, earnings per share and profitability that give effect to potential synergies. Our determination of potential synergies (and such measures of revenue, cost, earnings per share and profitability) is based upon various assumptions and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change. We cannot guarantee that we will necessarily generate all of the anticipated synergies from the Merger or any other acquisition we may enter into. All disclosures regarding synergies (and any related measures of revenue, cost, earnings per share and profitability) included or incorporated by reference in this prospectus supplement and the accompanying prospectus or made in any “road show” investor presentation in connection with this offering should be reviewed together with the “Risk Factors” included in and incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $386 million from the sale of the shares of Common Stock (approximately $444 million if the underwriters exercise their over-allotment option to purchase additional shares of Common Stock in full), after deduction of the underwriters’ commissions and estimated expenses payable by us in connection with this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $38.02 per share, the last reported sale price of the Common Stock on March 9, 2017, would (decrease) increase the number of shares of the Common Stock to be issued by Keysight by approximately (0.3 million) and approximately 0.3 million, respectively, assuming the aggregate dollar amount of shares of Common Stock offered by Keysight remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by Keysight. We do not anticipate increasing the dollar amount of the net proceeds of this offering even if the price per share of Common Stock is above the assumed price.

We intend to use the net proceeds from this offering to pay a portion of the Merger Payments. This offering is not contingent on consummation of the Merger or any of the Other Financing Transactions. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, which may include financing of future acquisitions and the repayment of existing indebtedness. See “Risk Factors—Risks Related to the Merger—If the Merger is not consummated, our management will have broad discretion to use the net proceeds of this offering.” We may not consummate the Merger on the terms contemplated, or at all. See “Risk Factors—Risks Related to the Merger.”

SOURCES AND USES

The following table outlines the sources and uses of funds for the Merger, assuming the underwriters exercise their option to purchase additional shares of Common Stock in this offering in full. The table assumes that the Merger, this offering and the Other Financing Transactions are completed simultaneously. All of the amounts in the following table are estimated. The actual amounts may vary from the estimated amounts set forth in the following table. To the extent the Debt Financing or this offering do not result in the estimated amounts below, we anticipate using additional cash to fund the Merger. You should read the following together with the information included under “Summary—Recent Developments—Financing of the Merger,” “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Data.”

Sources of funds			Uses of Funds
(Dollars in millions)
Cash and cash equivalents	$87	(1)	Ixia Merger consideration	$1,681
Revolving Credit Facility	$170		Transaction fees and expenses, including discounts, commissions and financing	$68	(4)
Term Loan Facility	$400	(2)	Refinancing existing Ixia debt	$35
Debt Financing	$700	(2)	Amounts paid to redeem Ixia’s outstanding unvested stock-based compensation awards related to post-Merger service periods	$33
Common Stock offering	$460	(3)

Total sources of funds	$1,817		Total uses of funds	$1,817

(1)	Does not include $72 million of cash and cash equivalents acquired from Ixia.
(2)	Before financing fees and expenses.
(3)	Before discounts, commissions and expenses.
(4)	Includes $8 million of financing costs related to the Bridge Facility.

Completion of this offering is not contingent on consummation of the Merger or any of the Other Financing Transactions. Accordingly, even if the Merger is not consummated, our shares of Common Stock sold in this offering will remain outstanding. If the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, as described in “Use of Proceeds.” We may not consummate the Merger on the terms contemplated, or at all. See “Risk Factors—Risks Related to the Merger.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On January 30, 2017, we entered into the Merger Agreement with Ixia, and by a joinder dated February 2, 2017, Merger Sub. The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the Merger, with Ixia surviving the Merger as a wholly owned subsidiary of Keysight. See “Prospectus Supplement Summary—Keysight Technologies, Inc.—Recent Developments—Pending Merger with Ixia.” The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending Merger, this offering and the Other Financing Transactions.

The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of Keysight, after giving effect to the Merger with Ixia. The unaudited pro forma condensed combined financial information also gives effect to the anticipated transactions undertaken to finance the Merger with Ixia. The Merger is expected to close no later than October 30, 2017 and is subject to customary closing conditions including, among others, (i) the approval of the Merger Agreement and the principal terms of the merger by the Ixia shareholders having been obtained, (ii) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, which occurred on February 27, 2017; (iii) no governmental authority having enacted, entered, or enforced any order or law which is in effect and declares unlawful or enjoins or prohibits the consummation of the Merger; (iv) all approvals or consents required under certain foreign antitrust laws having been obtained and (v) certain other customary closing conditions. The closing of the Merger is not subject to any financing condition. Under the terms of the Merger Agreement, Keysight is offering to acquire each share of Ixia common stock outstanding immediately prior to the effective time of the Merger (other than the dissenting shares and the excluded shares) for the Merger Consideration. All of the outstanding Ixia equity awards will be cancelled in exchange for the consideration set forth in the Merger Agreement.

The unaudited pro forma condensed combined financial information and related notes have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. The unaudited pro forma condensed combined balance sheet as of January 31, 2017 combines the historical balance sheet of Keysight as of January 31, 2017 and Ixia’s historical balance sheet as of December 31, 2016, giving effect to the Merger, this offering and the Other Financing Transactions, as if they had all been completed on January 31, 2017.

The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2016 combines Keysight’s audited consolidated statement of operations for the year ended October 31, 2016 with Ixia’s audited consolidated statement of operations for the year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2017 combines Keysight’s unaudited consolidated statement of operations for the three months ended January 31, 2017 with Ixia’s unaudited consolidated statement of operations for the three months ended December 31, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2016 combines Keysight’s unaudited consolidated statement of operations for the three months ended January 31, 2016 with Ixia’s unaudited consolidated statement of operations for the three months ended December 31, 2015. The historical results of Ixia for the fiscal year ended December 31, 2016 and the three months ended December 31, 2016, each include Ixia’s historical results for the three months ended December 31, 2016. The unaudited pro forma condensed combined statements of operations give effect to the Merger, this offering and the Other Financing Transactions as if they had occurred on November 1, 2015.

For purposes of the unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2017, the historical Ixia amounts were derived by subtracting from the consolidated statement of operations for the fiscal year ended December 31, 2016 the consolidated statement of operations for the nine months ended September 30, 2016. For purposes of the unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2016, the historical Ixia amounts were derived by subtracting from the consolidated statement of operations for the fiscal year ended December 31, 2015 the consolidated statement of operations for the nine months ended September 30, 2015.

Certain amounts in the consolidated historical financial statements of Ixia have been reclassified in the unaudited pro forma condensed combined financial information to conform to Keysight’s financial statement presentation.

The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Keysight and Ixia adjusted to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the:

•	separate audited consolidated financial statements of Keysight as of and for the year ended October 31, 2016 and the related notes in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016, as incorporated by reference in this prospectus supplement and the accompanying prospectus;

•	separate unaudited consolidated financial statements of Keysight as of and for the three months ended January 31, 2017 and the related notes in our Quarterly Report on Form 10-Q for the period ended January 31, 2017, as incorporated by reference in this prospectus supplement and the accompanying prospectus;

•	separate audited consolidated financial statements of Ixia as of and for the fiscal years ended December 31, 2016 and December 31, 2015 and the notes related to each in Ixia’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016, as incorporated by reference in this prospectus supplement and the accompanying prospectus; and

•	separate unaudited consolidated financial statements of Ixia as of and for the nine months ended September 30, 2016 and the nine months ended September 30, 2015 and the notes related to each in Ixia’s Quarterly Report on Form 10-Q for its period ended September 30, 2016.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger, this offering and the Other Financing Transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Keysight’s management’s best estimates and are based upon currently available information and certain assumptions that Keysight believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 3 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the basis of preparation. See “Risk Factors—Risks Related to the Merger—Keysight’s and the combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included and incorporated by reference in this prospectus supplement.”

In addition, because none of this offering or the Other Financing Transactions is contingent upon consummation of any of the other such transactions, it is possible that one or more of the Other Financing Transactions will not be completed. This offering is not contingent upon consummation of the Merger and we will not be required to repurchase the shares of Common Stock sold in this offering if the Merger does not occur. Instead, we will use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds”. You should not place undue reliance on the unaudited pro forma condensed combined financial data in deciding whether or not to purchase our Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JANUARY 31, 2017

	Historical Keysight as of January 31, 2017	Historical Ixia as of December 31, 2016	Reclassification Adjustments [4]	Equity Offering and Financing Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$896	$72	$—	$1,265	[6b]	$(1,749	) [5]	$881
				444	[6a]	(39	) [8]
				(8	) [6b]
Marketable securities	—	71	(71)	—		—		—
Accounts receivable, net	395	103	—	—		—		498
Inventory	479	29	—	—		83	[7a]	591
Other current assets	162	30	—	(8	) [6b]	—		184

Total current assets	1,932	305	(71)	1,693		(1,705)		2,154
Property, plant and equipment, net	494	37	—	—		15	[7b]	546
Goodwill	721	339	—	—		594	[5]	1,654
Other intangible assets, net	197	66	—	—		667	[7c]	930
Long-term investments	60	—	71	—		—		131
Long-term deferred tax assets	342	—	5	—		(9	) [7d]	338
Other assets	123	11	(5)	—		—		129

Total assets	$3,869	$758	$—	$1,693		$(438)		$5,882

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$172	$10	$—	$—		$(2	) [8]	$180
Accrued expenses and other	—	39	(39)	—		—		—
Employee compensation and benefits	146	—	25	—		(2	) [5]	169
Deferred revenue	191	116	—	—		(66	) [7f]	241
Income and other taxes payable	19	—	1	—		—		20
Current portion of long-term debt	—	5	—	—		(5	) [7i]	—
Other accrued liabilities	68	—	13	(8	) [6b]	(1	) [7e]	70
						(1	) [7i]
						(1	) [8]

Total current liabilities	596	170	—	(8)		(78)		680
Long-term debt	1,093	29	—	1,265	[6b]	(29	) [7i]	2,358
Retirement and post-retirement benefits	384	—	—	—		—		384
Long-term deferred revenue	74	31	—	—		(18	) [7f]	87
Other long-term liabilities	74	17	—	—		270	[7d]	358
						(3	) [7e]

Total liabilities	2,221	247	—	1,257		142		3,867

Total equity:
Stockholders’ equity:
Preferred stock	—	—	—	—		—		—
Common stock	2	209	—	5	[6a]	(209	) [7g]	7
Treasury stock at cost	(62)	—	—	—		—		(62)
Additional paid-in-capital	1,271	243	—	439	[6a]	(243	) [7g]	1,710
Retained earnings	1,048	60	—	(8	) [6b]	(129	) [7h]	971
Accumulated other comprehensive loss	(611)	(1)	—	—		1	[7g]	(611)

Total stockholders’ equity	1,648	511	—	436		(580)		2,015

Total liabilities and equity	$3,869	$758	$—	$1,693		$(438)		$5,882

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED OCTOBER 31, 2016

	Year Ended
	Historical Keysight - October 31, 2016	Historical Ixia - December 31, 2016	Reclassification Adjustments [4]	Equity Offering and Financing Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
	(in millions, except per share data)
Net revenue:
Products	$2,440	$311	$(1)	$—		$—		$2,750
Services and other	478	174	—	—		(60	) [7f]	592

Total net revenue	2,918	485	(1)	—		(60)		3,342
Costs and expenses:
Cost of products	1,042	88	—	—		64	[7c]	1,194
Cost of services and other	252	16						268

Total costs	1,294	104	—	—		64		1,462
Research and development	425	102	—	—		—		527
Selling, general and administrative	818	—	260	—		1	[7c]	1,078
						(1	) [8]
Sales and marketing	—	162	(162)	—		—		—
General and administrative	—	59	(59)	—		—		—
Amortization of intangible assets	—	39	(39)	—		—		—
Acquisition and other related costs	—	1	(1)	—		—		—
Restructuring	—	—	—	—		—		—
Other operating expense (income), net	(25)	—	—	—		—		(25)

Total costs and expenses	2,512	467	(1)	—		64		3,042

Income from operations	406	18	—	—		(124)		300
Interest income	3	—	—	—		—		3
Interest expense	(47)	(1)	—	(52	) [6c]	1	[7i]	(99)
Other income (expense), net	4	—	—	—		—		4

Income before taxes	366	17	—	(52)		(123)		208
Provision (benefit) for income taxes	31	51	—	(20	) [9]	(48	) [9]	14

Net income (loss)	$335	$(34)	$—	$(32)		$(75)		$194

Net income per share:
Basic	$1.97							$1.07
Diluted	$1.95							$1.05
Weighted average shares used in computing net income per share:
Basic	170			12	[10]			182
Diluted	172			12	[10]			184

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JANUARY 31, 2017

	Three Months Ended
	Historical Keysight - January 31, 2017	Historical Ixia - December 31, 2016	Reclassification Adjustments [4]	Equity Offering and Financing Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
	(in millions, except per share data)
Net revenue:
Products	$606	$82	$—	$—		$—		$688
Services and other	120	46	—	—		(4	) [7f]	162

Total net revenue	726	128	—	—		(4)		850
Costs and expenses:
Cost of products	255	23	—	—		16	[7c]	294
Cost of services and other	67	4	—	—		—		71

Total costs	322	27	—	—		16		365
Research and development	108	25	—	—		(1	) [7b]	132
Selling, general and administrative	213	—	69	—		(3	) [8]	279
Sales and marketing	—	44	(44)	—		—		—
General and administrative	—	14	(14)	—		—		—
Amortization of intangible assets	—	10	(10)	—		—		—
Acquisition and other related costs	—	1	(1)	—		—		—
Restructuring	—	—	—	—		—		—
Other operating expense (income), net	(79)	—	—	—		—		(79)

Total costs and expenses	564	121	—	—		12		697

Income from operations	162	7	—	—		(16)		153
Interest income	1	—	—	—		—		1
Interest expense	(12)	—	—	(13	) [6c]	—		(25)
Other income (expense), net	1	—	—	—		—		1

Income before taxes	152	7	—	(13)		(16)		130
Provision (benefit) for income taxes	43	45	—	(5	) [9]	(6	) [9]	77

Net income	$109	$(38)	$—	$(8)		$(10)		$53

Net income per share:
Basic	$0.64							$0.29
Diluted	$0.63							$0.29
Weighted average shares used in computing net income per share:
Basic	171			12	[10]			183
Diluted	173			12	[10]			185

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JANUARY 31, 2016

	Three Months Ended
	Historical Keysight - January 31, 2016	Historical Ixia - December 31, 2015	Reclassification Adjustments [4]	Equity Offering and Financing Adjustments			Purchase Accounting Adjustments		Pro Forma Combined
	(in millions, except per share data)
Net revenue:
Products	$601	$97	$—	$—			$—		$698
Services and other	120	41	—	—			(15	) [7f]	146

Total net revenue	721	138	—	—			(15)		844
Costs and expenses:
Cost of products	260	26	—	—			16	[7c]	302
Cost of services and other	69	4	—	—			—		73

Total costs	329	30	—	—			16		375
Research and development	108	30	—	—			—		138
Selling, general and administrative	200	—	64	—			—		264
Sales and marketing	—	39	(39)	—			—		—
General and administrative	—	15	(15)	—			—		—
Amortization of intangible assets	—	10	(10)	—			—		—
Acquisition and other related costs	—	—	—	—			—		—
Restructuring	—	—	—	—			—		—
Other operating expense (income), net	(14)	—	—	—			—		(14)

Total costs and expenses	623	124	—	—			16		763

Income from operations	98	14	—	—			(31)		81
Interest income	1	—	—	—			—		1
Interest expense	(12)	(2)	—	(13)	[6c]		2	[7i]	(25)
Other income (expense), net	(3)	—	—	—			—		(3)

Income before taxes	84	12	—	(13)			(29)		54
Provision (benefit) for income taxes	20	6	—	(5)	[9]		(11	) [9]	10

Net income	$64	$6	$—	$(8)			$(18)		$44

Net income per share:
Basic	$0.37								$0.24
Diluted	$0.37								$0.24
Weighted average shares used in computing net income per share:
Basic	171			12	[10	]			183
Diluted	172			12	[10	]			184

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger with Ixia

On January 30, 2017, Keysight entered into the Merger Agreement with Ixia, and by a joinder dated February 2, 2017, Merger Sub. Subject to the terms and conditions of the Merger Agreement, Ixia will survive the Merger as a wholly owned subsidiary of Keysight, and each share of Ixia common stock outstanding immediately prior to the effective time of the Merger (other than the dissenting shares and the excluded shares) will be converted into the right to receive the Merger Consideration. The Merger will be funded with a combination of cash on balance sheet and cash provided from the financing transactions and issuance of new Keysight equity.

As a result of the Merger, subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding and unexercised Ixia stock option with an exercise price per share below the Merger Consideration, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the product of (a) the total number of shares of Ixia common stock subject to such cancelled Ixia stock option and (b) the excess of (i) the merger consideration of $19.65 per share over (ii) the exercise price per share of such option, without interest and less any tax withholding required by law, and each Ixia stock option with an exercise price per share that is equal to or greater than $19.65 will be cancelled and will not receive any Merger Consideration. Each outstanding Ixia restricted stock unit not subject to a performance-based vesting condition, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration for each share of Ixia common stock underlying such restricted stock unit. Each outstanding Ixia restricted stock unit that remains subject to a performance-based vesting condition will become earned at the target performance level and will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration for each share of Ixia common stock underlying such restricted stock unit. Prior to the effective time of the Merger, any amounts credited to the accounts of participants in Ixia’s employee stock purchase plan (the “ESPP”) will be used to purchase shares of Ixia common stock, and each such share shall then be converted into the right to receive a cash payment equal to the Merger Consideration.

2. Description of the Equity Offering and Financing Activities

In connection with the Merger, Keysight is expected to incur approximately $1.3 billion principal amount of new indebtedness (the “Financing”) in the form of (1) the Debt Financing, (2) amounts drawn on Keysight’s Revolving Credit Facility and (3) borrowings under the Term Loan Facility. Proceeds from the Financing will be used to pay a portion of the Merger Payments. Additionally, Keysight expects to issue shares of its Common Stock in this offering to outside investors to finance a portion of the Merger (however, this offering is not contingent on the consummation of the Merger). Keysight may also draw amounts on the Bridge Facility in the case that its existing balance sheet cash and the net proceeds from this offering and the contemplated Financing are less than the total amount required to be paid in connection with the Merger. Keysight does not currently expect that amounts drawn from the Bridge Facility will be necessary to finance the Merger and no adjustment for borrowings under the Bridge Facility has been reflected in the unaudited pro forma condensed combined financial information.

Keysight expects to obtain approximately $700 million of unsecured senior debt financing to finance a portion of the Merger Payments. However, in the event Keysight is unable to obtain such Debt Financing prior to the closing of the Merger, it has obtained committed financing in the form of a senior unsecured bridge loan commitment, as described below.

On February 15, 2017, Keysight entered into the Amended and Restated Credit Agreement, which amended and restated in its entirety Keysight’s then-existing credit agreement. The Amended and Restated Credit Agreement provides for, among other things, the Revolving Credit Facility, under which Keysight has $450 million of borrowing capacity. In addition, the Amended and Restated Credit Agreement permits Keysight, subject to certain customary conditions, on one or more occasions to request to increase the total commitments under the Revolving Credit Facility by up to $150 million in the aggregate. Keysight may borrow up to $170 million under the Revolving Credit Facility to finance a portion of the Merger Payments. The Revolving Credit Facility bears interest at LIBOR plus a margin ranging from 1.000% to 1.650% based on Keysight’s credit rating.

On February 15, 2017, Keysight entered into the Term Credit Agreement, which provides for the Term Loan Facility, under which Keysight may borrow up to $400 million to be used to pay a portion of the Merger Payments. The Term Loan Facility will be available to Keysight upon the closing of the Merger, subject to certain other customary conditions. The Term Loan Facility bears interest at LIBOR plus a margin ranging from 1.125% to 2.000% based on Keysight’s credit rating. The commitments under the Term Loan Facility automatically terminate on the first to occur of (a) the consummation of the Merger without the borrowing of any loans under the Term Loan Facility, (b) the termination of the Merger Agreement in accordance with its terms or (c) 5:00 p.m., Eastern time, on October 30, 2017.

In connection with Keysight’s entry into the Merger Agreement, Keysight has entered into a commitment letter, dated January 30, 2017, pursuant to which certain lenders have agreed to provide a senior unsecured 364-day Bridge Facility of up to $1.28 billion (after giving effect to a dollar-for-dollar reduction of the commitment upon our entry into the Term Loan Facility) in the aggregate for the purpose of providing the financing necessary to pay a portion of the Merger Payments. The Bridge Loan Commitment will be further reduced on a dollar-for-dollar basis by, among other things, the net proceeds of this offering and the Other Financing Transactions completed prior to the consummation of the Merger. Although we do not expect to make any borrowings under the Bridge Loan Commitment, there can be no assurance that such borrowings will not be made.

3. Basis of Preparation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Keysight being the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Keysight and Ixia. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their assumed merger date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the merger consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development (“IPR&D”) is recorded at fair value as an indefinite-lived intangible asset at the assumed merger date until the completion or abandonment of the associated research and development efforts. Upon completion of development, acquired IPR&D assets are considered amortizable, finite-lived assets.

The allocation of the respective purchase consideration of the Merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Keysight has not completed the detailed valuation work necessary to finalize the required estimated fair values of Ixia’s assets to be acquired and liabilities to be assumed and the related allocation of purchase price. The final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated net fair value of Ixia’s assets and liabilities. This final valuation will be based on the actual net tangible and intangible assets of Ixia existing at the Merger date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Keysight management’s best estimates and are based upon currently available information and certain assumptions that Keysight believes are reasonable under the circumstances. Keysight is not aware of any material transactions between Keysight and Ixia (prior to the Merger Agreement Date) during the periods presented, hence adjustments to eliminate transactions between Keysight and Ixia have not been reflected in the unaudited pro forma condensed combined financial information.

Upon consummation of the Merger, Keysight will perform a comprehensive review of Ixia’s accounting policies. As a result of the review, Keysight may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial information. Based on its initial analysis, Keysight did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information assumes there are no differences in accounting policies.

The pro forma financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Keysight and Ixia or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. See “Risk Factors—Risks Related to the Merger—Keysight’s and the combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included and incorporated by reference in this prospectus supplement.”

Notes to Unaudited Pro Forma Adjustments

4. Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial data are those set out in Keysight’s financial statements as of and for the year ended October 31, 2016. With the information currently available, Keysight has determined that no significant adjustments are necessary to conform Ixia’s financial statements to the accounting policies used by Keysight in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassification adjustments have been made to Ixia’s historical balance sheet as of December 31, 2016, consolidated results of operations for the three months and year ended December 31, 2016 and for the three months ended December 31, 2015 to conform to Keysight’s presentation.

The pro forma financial information may not reflect all reclassifications necessary to conform Ixia’s presentation to that of Keysight due to limitations on the availability of information as of the date of this document. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

5. Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The estimated Merger Consideration has been calculated based on the number of outstanding shares of Ixia common stock as of the Merger Agreement Date. The fair value of the Merger Consideration expected to be transferred on the closing date of the Merger includes the value of the estimated cash consideration and the value of outstanding stock-based compensation awards settled in connection with the Merger related to pre-Merger service periods. Additionally, in accordance with the Merger Agreement, amounts credited to the accounts of participants in Ixia’s ESPP will be used to purchase shares of Ixia common stock, and then be converted into the right to receive the Merger Consideration. The calculation of the Merger Consideration is as follows:

Estimated Merger Consideration:

	(in millions except share and per share data)
Shares of Ixia’s common stock outstanding as of the Merger Agreement	82,638,310
Cash consideration per share to common stockholders of Ixia as per Merger Agreement	$19.65

Estimated cash consideration to Ixia’s common stockholders	$1,624
Estimated cash consideration for Ixia’s outstanding stock-based compensation awards	53	(1)
Estimated cash consideration for shares purchased under Ixia’s ESPP	4	(2)

Total estimated Merger Consideration	$1,681	(3)

(1)	Excludes $33 million paid to redeem certain of Ixia’s outstanding unvested stock-based compensation awards as of the date of the Merger Agreement which were determined to relate to post-Merger service periods and will be expensed in Keysight’s post-Merger financial statements. Amounts related to Ixia’s outstanding unvested stock-based compensation awards were allocated between Merger Consideration and post-Merger stock-based compensation expense based on an analysis of the total and remaining service periods related to the settled awards. Amounts related to post-Merger service periods were excluded from the pro forma statements of operations as they were determined not to have a continuing effect.
(2)	Reflects the redemption of Ixia common stock purchased with amounts accrued in the accounts of participants in Ixia’s ESPP. Such amounts totaled $2 million as of December 31, 2016 and purchase accounting adjustment is reflected in employee compensation and benefits.
(3)	Excludes $35 million expected to be paid in connection with the paydown of Ixia’s historical debt.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Ixia are recorded at the Merger date fair values and added to those of Keysight. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon the consummation of the Merger, will be based on Ixia’s net assets acquired as of the date of the Merger and will depend on a number of factors that cannot be predicted with any certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Ixia based on Ixia’s December 31, 2016 consolidated balance sheet, with the excess recorded as goodwill (amounts in millions):

Preliminary allocation of Merger Consideration:

Book value of Ixia’s net assets as of the pro forma Merger date	$511
Adjustments to historical net book value:
Inventory	83	7[a]
Property, plant and equipment	15	7[b]
Intangible assets	667	7[c]
Long-term deferred tax assets	(9)	7[d]
Employee compensation and benefits	2	[5]
Other accrued liabilities	1	7[e]
Deferred revenue	66	7[f]
Long-term deferred revenue	18	7[f]
Other long-term liabilities	(267)	7[d]; 7[e]

Adjusted book value of Ixia’s net assets as of the pro forma Merger date	1,087

Adjustment to goodwill	594	[5]
Historical goodwill of Ixia	339

Goodwill attributable to the Merger	$933

Goodwill represents the excess of the preliminary estimated Merger Consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Keysight and Ixia. Goodwill recorded in the Merger is not expected to be deductible for tax purposes.

The pro forma historical net book value adjustments and goodwill adjustment as shown above are further described below in Note 7 of Notes to Unaudited Pro Forma Condensed Combined Financial Information.

6.	Equity Offering and Financing Activities

a)	In connection with the Merger, Keysight expects to issue $444 million in additional equity in this offering (inclusive of the full exercise by the underwriters of their option to purchase 1.6 million shares of Common Stock), which represents the expected proceeds of the offering, net of $16 million in equity offering costs, of the approximately 12 million shares of Common Stock offered hereby. Each $1.00 increase (decrease) in the assumed public offering price of $38.02 per share, the last reported sale price the Common Stock on March 9, 2017, would (decrease) increase the number of shares of Common Stock to be issued by Keysight by approximately (0.3 million) and approximately 0.3 million, respectively, assuming the aggregate dollar amount of shares of Common Stock offered by Keysight remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by Keysight.

b)	To record the proceeds, net of deferred financing fees and record the corresponding current and long-term debt related to the Other Financing Transactions planned to fund the Merger. The following table summarizes the borrowings and other debt expected to be incurred in the Other Financing Transactions:

	Principal Outstanding	Blended Interest Rate	Deferred Financing Cost		Net Proceeds	Term	Long-Term Debt
					(in millions, except interest rates and terms)
Debt Financing	$700	5.33%	4		$696	5-10 Years	$696
Revolving Credit Facility	170	2.36%	—		170	5 Years	170
Term Loan Facility	400	2.60%	1		399	3 Years	399

	$1,270		$5	(1)	$1,265		$1,265

(1)	Excludes $8.0 million of financing costs related to the Bridge Facility. Such amounts will be expensed upon the completion of the Merger should no amounts be drawn on the Bridge Facility. This has been excluded from the pro forma statements of operations as it has been determined not to have a continuing effect.

c)	To record the estimated incremental interest expense and amortization of deferred financing costs under the new Debt Financing.

	Pro Forma Year Ended October 31, 2016	Pro Forma Three Months Ended January 31, 2017	Pro Forma Three Months Ended January 31, 2016
	(in millions)
Interest expense on new Debt Financing	$51	$13	$13
Amortization of deferred financing costs on new Debt Financing	1	—	—

Pro forma adjustment	$52	$13	$13

For pro forma purposes, the interest expense adjustments have been calculated using the assumed weighted average interest rates. A sensitivity analysis on interest expense for the year ended October 31, 2016 and the three month periods ended January 31, 2017 and January 31, 2016 has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on the new variable-rate debt financings. The increase or decrease in interest expense following the hypothetical change in the interest rate of 0.125% for the pro forma statements of operations for the year ended October 31, 2016 and the three months ended January 31, 2017 and 2016 would be approximately $0.7 million, $0.2 million and $0.2 million, respectively.

7.	Purchase Accounting Adjustments

a)	Represents the adjustment necessary to state inventories acquired as of the pro forma Merger date to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the replacement cost approach and the comparative sales method approach. The fair value adjustment to the inventories was excluded from the pro forma condensed combined statements of operations as it was determined not to have a continuing effect.

b)	The table below indicates the estimated fair values of each of the property, plant and equipment and the related estimated useful lives:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Estimated Depreciation Expense for the Year Ended October 31, 2016	Estimated Depreciation Expense for the Three Months Ended January 31, 2017	Estimated Depreciation Expense for the Three Months Ended January 31, 2016
	(in millions, except useful lives)
Buildings and leasehold improvements	$11	5	$2	$1	$1
Machinery and test equipment	41	3	15	3	4

	52		$17	$4	$5

Less: Net property and equipment reported on Ixia’s historical financial statements	37

Pro forma adjustment	$15

The valuation approaches used in the preliminary assessment of the fair value of the property, plant and equipment were the sales comparison approach and the cost approach for owned real property and personal property, respectively.

The adjustments to depreciation expense related to property, plant and equipment are as follows:

	Pro Forma Year Ended October 31, 2016
	Cost of Products	Cost of Services and Other	Research and Development	Selling, General and Administrative
	(in millions)
Estimated pro forma depreciation expense	$1	$—	$7	$9
Less: Ixia historical depreciation expense	1	—	7	9

Pro forma adjustment	$—	$—	$—	$—

	Pro Forma Three Months Ended January 31, 2017
	Cost of Products	Cost of Services and Other	Research and Development	Selling, General and Administrative
	(in millions)
Estimated pro forma depreciation expense	$1	$—	$1	$2
Less: Ixia historical depreciation expense	1	—	2	2

Pro forma adjustment	$—	$—	$(1)	$—

	Pro Forma Three Months Ended January 31, 2016
	Cost of Products	Cost of Services and Other	Research and Development	Selling, General and Administrative
	(in millions)
Estimated pro forma depreciation expense	$1	$—	$2	$2
Less: Ixia historical depreciation expense	1	—	2	2

Pro forma adjustment	$—	$—	$—	$—

The amount of depreciation expense related to property, plant and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of products, cost of services and other, research and development and selling, general and administrative expenses based upon the nature of activities associated with the property, plant and equipment acquired.

c)	The table below indicates the estimated fair values of each of the identifiable intangible assets and the related estimated useful life:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Estimated Amortization Expense for the Year Ended October 31, 2016	Estimated Amortization Expense for the Three Months Ended January 31, 2017	Estimated Amortization Expense for the Three Months Ended January 31, 2016
	(in millions, except useful lives)
Developed product technology	$387	6	$64	$16	$16
In-process research and development	41	n/a	n/a	n/a	n/a
Customer relationships	275	8	34	9	9
Tradenames and trademarks	28	5	6	1	1
Other	2	5	—	—	—

	733		$104	$26	$26

Less: Net intangible assets reported on Ixia’s historical financial statements	66

Pro forma adjustment	$667

Preliminary identifiable intangible assets consist of anticipated intangibles derived from developed technology, IPR&D, customer relationships, tradenames and trademarks, and other intangibles. IPR&D will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. The adjustment to intangible assets records identifiable intangible assets acquired at their fair value based on preliminary estimates. For purposes of estimating the fair values of the intangible assets, benchmarking information, publicly available information as well as a variety of other assumptions, including market participant assumptions, were used.

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations as further described below. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions as well as based on an analysis of the net present value of the projected cash flows for Ixia, inclusive of what were deemed to be market participant synergies, over the estimated useful lives of the intangible assets of Ixia. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the closing of the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. Amortization expense is allocated between cost of products and selling, general and administrative expenses based upon the nature of activities associated with the identifiable assets. Developed technology is amortized to costs of products, while amortization of other assets is allocated to selling, general and administrative expenses.

The adjustment for the amortization expense related to the identifiable intangible assets is as follows:

	Pro Forma Year Ended October 31, 2016
	Cost of Products	Selling, General and Administrative
	(in millions)
Estimated pro forma amortization expense	$64	$40
Less: Ixia historical amortization expense	—	39

Pro forma adjustment	$64	$1

	Pro Forma Three Months Ended January 31, 2017
	Cost of Products	Selling, General and Administrative
	(in millions)
Estimated pro forma amortization expense	$16	$10
Less: Ixia historical amortization expense	—	10

Pro forma adjustment	$16	$—

	Pro Forma Three Months Ended January 31, 2016
	Cost of Products	Selling, General and Administrative
	(in millions)
Estimated pro forma amortization expense	$16	$10
Less: Ixia historical amortization expense	—	10

Pro forma adjustment	$16	$—

d)	Reflects adjustments to deferred taxes resulting from pro forma fair value adjustments of certain acquired assets. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon Keysight’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

e)	Reflects the elimination of Ixia’s current and non-current deferred rent liability as a purchase accounting adjustment.

f)	Reflects the adjustment to reflect Ixia’s current and non-current deferred revenue at fair value. As this adjustment is expected to have a continuing impact on the combined results, appropriate adjustments have been reflected in revenue in the unaudited pro forma condensed combined statements of operations.

g)	Reflects the elimination of Ixia’s historical common stock, additional paid-in capital and accumulated other comprehensive loss.

h)	The following table summarizes the pro forma adjustments to retained earnings:

(in millions)
Elimination of historical Ixia retained earnings	$60
Amounts paid to redeem Ixia’s outstanding unvested stock-based compensation awards related to post-Merger service periods	33
Estimated Merger costs (1) (Note 8)	36

Pro forma adjustment	$129

(1)	Excludes $8.0 million of financing costs related to the Bridge Facility expensed upon the completion of the Merger and included in Equity Offering and Financing Adjustments.

(i)	Reflects the paydown of existing Ixia debt and accrued interest, and the elimination of historical Ixia interest expense.

8.	Merger Related Costs

The pro forma adjustment related to Merger costs of $39 million reflects the payment of $3 million accrued in accounts payable and other accrued liabilities by Keysight and Ixia in connection with the Merger that were reflected in each of the historical consolidated balance sheets, as well as $36 million of additional costs expected to be incurred by Keysight and Ixia in connection with the Merger that were not yet accrued in the historical consolidated balance sheets. These Merger-related costs were excluded from the pro forma statements of operations, as they are not expected to have a continuing impact on the combined results. Additionally, the pro forma statements of operations include adjustments to reverse such Merger-related costs that were reflected in the historical results of Keysight and Ixia.

9.	Income Tax Effects of Pro Forma Adjustments

A blended federal and state statutory tax rate of 38.9% has been used for the pro forma adjustments. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

10.	Earnings per Share

Pro forma earnings per common share are based on historical Keysight weighted average shares outstanding, adjusted to assume the shares of Common Stock estimated to be issued by Keysight in this offering were outstanding for the entire periods presented.

	Pro Forma Year Ended October 31, 2016	Pro Forma Three Months Ended January 31, 2017	Pro Forma Three Months Ended January 31, 2016
	(in millions)
Calculation of Pro Forma Shares used in Basic Earnings per Share
Keysight historical shares used in computing basic earnings per share	170	171	171
Pro forma adjustments:
Estimated shares of Keysight’s stock issued in equity offering	12	12	12

Pro forma shares used in computing basic earnings per share	182	183	183

	Pro Forma Year Ended October 31, 2016	Pro Forma Three Months Ended January 31, 2017	Pro Forma Three Months Ended January 31, 2016
	(in millions)
Calculation of Pro Forma Shares used in Diluted Earnings per Share
Keysight historical shares used in computing diluted earnings per share	172	173	172
Pro forma adjustments:
Estimated shares of Keysight’s stock issued in this offering	12	12	12

Pro forma shares used in computing diluted earnings per share	184	185	184

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt and capitalization as of January 31, 2017:

•	on an actual basis;

•	on an as adjusted basis after giving effect to this offering (but not the application of the net proceeds therefrom), assuming a public offering price of $38.02 per share of our Common Stock, which is equal to the last reported sale price of our Common Stock on the NYSE on March 9, 2017; and

•	on a pro forma basis to give effect to the consummation of the Other Financing Transactions, the Merger and the application of the net proceeds from this offering and the Other Financing Transactions to finance the Merger Payments.

The following data are qualified in their entirety by our financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with the sections entitled “Prospectus Supplement Summary—Recent Developments”, “Risk Factors”, “Use of Proceeds,” “Sources and Uses” and “Unaudited Pro Forma Condensed Combined Financial Data” and each of our audited consolidated financial statements and notes thereto and our unaudited consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended October 31, 2016 and our Quarterly Report on Form 10-Q for the period ended January 31, 2017, which are in each case incorporated by reference herein. Investors in our Common Stock should not place undue reliance on the as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	Unaudited As of January 31, 2017
(In millions)	Actual	As adjusted	Pro forma
Cash and Cash Equivalents	$896	$1,340	$881

Long Term Debt:
3.30% Senior Notes due 2019	497	497	497
4.55% Senior Notes due 2024	596	596	596
Debt Financing	—	—	696
Revolving Credit Facility	—	—	170
Term Loan Facility	—	—	399
Total long term debt	$1,093	$1,093	$2,358

Equity:
Preferred stock	—	—	—
Common Stock	2	7	7
Treasury stock at cost	(62)	(62)	(62)
Additional paid-in capital	1,271	1,710	1,710
Retained earnings	1,048	1,048	971
Accumulated other comprehensive loss	(611)	(611)	(611)

Total stockholders’ equity	$1,648	$2,092	$2,015

Total capitalization	$2,741	$3,185	$4,373

PRICE RANGE AND VOLUME OF COMMON STOCK

Our Common Stock is listed on the NYSE with the ticker symbol “KEYS.” Our Common Stock began trading on the NYSE on November 3, 2014. The following table sets forth the high and low sale prices per quarter for the fiscal years ended October 31, 2016 and 2015, and the periods ended January 31, 2017 and March 17, 2017, as reported in the consolidated transaction reporting system for the NYSE:

	High	Low
Fiscal year ended October 31, 2017
First quarter	$37.86	$31.81
Second quarter (through March 17, 2017)	39.36	36.10

Fiscal year ended October 31, 2016
First quarter	33.48	22.15
Second quarter	28.39	21.07
Third quarter	31.87	25.49
Fourth quarter	33.14	26.87

Fiscal year ended October 31, 2015
First quarter	36.33	28.56
Second quarter	38.99	33.37
Third quarter	36.31	29.52
Fourth quarter	34.13	29.28

There were 24,231 shareholders of record of our Common Stock as of March 10, 2017.

We have not paid any dividends, and we do not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and any repurchase of stock are at the discretion of our Board of Directors and will be evaluated regularly in light of our financial condition, earnings, growth prospects, funding requirements, applicable law, and any other factors that our Board of Directors deems relevant.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain United States federal income tax considerations that may be relevant to a holder of a note. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary is generally applicable to the purchase, ownership and disposition of shares of our Common Stock by Non-U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the note. A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate, or trust that is, in each case, not a U.S. Holder.

A “Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

This discussion deals only with shares of our Common Stock held as capital assets by Non-U.S. Holders who purchased shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of shares of our Common Stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including (but not limited to) persons that hold more than 5% of shares of our common stock, certain former citizens or residents of the United States, persons that are “controlled foreign corporations,” “passive foreign investment companies” or partnerships or other pass-through entities for U.S. federal income tax purposes, or are otherwise subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the applicability of the alternative minimum tax or the Medicare tax on net investment income, or any other U.S. federal tax considerations (such as estate or gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our Common Stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this summary is based on the tax laws of the United States, including the Code, existing and proposed regulations, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Distributions

As described in the section entitled “Price Range and Volume of Common Shares,” we do not currently expect to pay any cash dividends in the foreseeable future. However, if we do make distributions of cash or property in respect of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of our Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) certifying such stockholder’s entitlement to benefits under the treaty.

Dividends that are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis. We and other payers generally are not required to withhold tax from “effectively connected” dividends, provided that the Non-U.S. Holder has furnished to us or another payer a valid IRS Form W-8ECI (or an acceptable substitute form) upon which the Non-U.S. Holder represents, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and are includible in your gross income. “Effectively connected” dividends received by a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

Sale, Exchange or Other Taxable Disposition of our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of our Common Stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s trade or business in the United States (as discussed under “—Distributions” above); or

•	we are or have been a “U.S. real property holding corporation”(a “USRPHC”) and the Non-U.S. Holder held, directly or indirectly, at any time during the five year period ending on the date of the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of shares of our Common Stock.

We believe that we have not been within the past five years, are not, and we do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.

FATCA Withholding

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of shares of our Common Stock will generally be subject to 30% U.S. withholding tax on (i) dividends on our Common Stock and (ii) beginning after December 31, 2018, gross proceeds from the sale or other disposition of our Common Stock, if the Non-U.S. Holder is not FATCA compliant, or holds its shares of Common Stock through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-US. Holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. For a foreign financial institution to be FATCA compliant, it generally must enter into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or must satisfy similar requirements under an intergovernmental agreement between the United States and another country (an “IGA”). These requirements may be modified by the adoption or implementation of a particular IGA or by future U.S. Treasury Regulations. Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the shares of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of Common Stock being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriter	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional                 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and executive officers and directors of the Company have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement (or, with respect to the Company, the later of the date that is 60 days after the date of this prospectus supplement and the date of the closing of the Merger without the funding of any loans under the Bridge Loan Commitment or, if such bridge loans are funded, until the refinancing thereof by the Company), except with the prior written consent of Goldman, Sachs & Co.

In connection with this offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.7 million. The underwriters have agreed to reimburse the Company for certain expenses.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their affiliates are lenders and/or agents under the Revolving Credit Facility and the Term Loan Facility that we may draw upon in connection with the Merger. In particular, an affiliate of Goldman, Sachs & Co. is the administrative agent and a lender under each of the Revolving Credit Facility and the Term Loan Facility. Certain of the underwriters and/or their affiliates may also act as underwriters for any Debt Financing. In addition, the underwriters and/or their affiliates have agreed to provide us with the Bridge Loan Commitment. Goldman, Sachs & Co. is also providing financial advisory services to us in connection with the Merger for which they are receiving customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area, each underwriter has represented and agreed that it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the

Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended October 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Ixia and subsidiaries as of December 31, 2016 and December 31, 2015, and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus supplement by reference from Ixia’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Ixia and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

KEYSIGHT TECHNOLOGIES, INC.

Common Stock

Preferred Stock

Senior Debt Securities

Keysight Technologies, Inc. may from time to time offer the following securities for sale through this prospectus:

•	Common stock, par value $0.01 per share (“Common Stock”);

•	Preferred stock, par value $0.01 per share (“Preferred Stock”), which may be convertible into Common Stock or another series of Preferred Stock; and

•	Senior debt securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to an offering, will be set forth in a supplement to this prospectus or a free writing prospectus.

We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our Common Stock is traded on the New York Stock Exchange under the symbol “KEYS.” Each prospectus supplement will indicate if the securities offered thereby will be listed.

You should read carefully this prospectus, the prospectus supplement and any free writing prospectus relating to the specific issue of securities, together with the documents incorporated by reference in this prospectus, before you invest.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 5 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 20, 2017

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless the applicable prospectus supplement indicates otherwise, the terms “we,” “us,” “our” “Keysight” or the “Company” and similar terms refer to Keysight Technologies, Inc. and its consolidated subsidiaries.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act”, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time we offer or sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement and any other offering materials may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference in this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering materials related to such securities.

Before you make your investment decision, you should carefully read this prospectus and any related prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any prospectus supplement. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date on the cover page of each such document.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Business sections of our Annual Report on Form 10-K, may contain forward-looking statements, as described in the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements involve a number of known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements regarding future events and the future results of Keysight are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “predicts,” “potential,” “forecasts,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “continue,” “will,” “assumes,” “guides,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking statements. The forward-looking statements contained herein and therein include, but are not limited to, information regarding the ability of Keysight and Ixia (as defined below) to complete the transactions contemplated by the Merger Agreement (as defined below), including the satisfaction of the conditions to the transactions set forth in the Merger Agreement, and Keysight’s and the combined company’s (as defined below) estimated or anticipated future results of operations. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements depending on a number of factors affecting our business. These factors include, among others:

•	the risks and uncertainties incidental to the technology industry, including price and product competition;

•	dependence on new product development, technological advances and innovation;

•	the effect of trends, seasonality, cyclicality and growth in, and drivers of, the markets we sell into and our strategic direction;

•	our cost-control activities, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives;

•	risks related to new product and service introductions;

•	the ability of our products to meet market needs;

•	changes to our manufacturing processes;

•	the inability to obtain regulatory approvals of the Merger (including the approval of antitrust authorities necessary to complete the Merger) on the terms desired or anticipated;

•	the timing of antitrust approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger;

•	the risk that a condition to closing the Merger may not be satisfied on a timely basis or at all;

•	the risk that the Merger fails to close for any other reason;

•	the possibility that the anticipated synergies and other benefits from the Merger will not be realized, or will not be realized within the expected time periods;

•	changes in customer demand for our or Ixia’s products and services caused by demographic changes or other factors;

•	shifts in the product category or regional sales mix of our or Ixia’s products and services;

•	the risks and uncertainties related to our ability to successfully integrate our operations, products and employees and those of Ixia;

•	the effect of the potential disruption of management’s attention from ongoing business operations due to the pending Merger;

•	the effect of the announcement of the Merger on our and Ixia’s relationships with our and their respective customers, vendors and lenders and on our and their respective operating results and businesses generally;

•	access to available financing on reasonable terms;

•	the outcome of any legal proceedings related to the Merger;

•	the ability to obtain and maintain adequate intellectual property protection;

•	the ability to form and implement alliances;

•	challenges relating to changes in and compliance with governmental laws and regulations, including foreign government regulators;

•	changes in tax obligations arising from tax reform measures or examinations by tax authorities;

•	our future effective tax rate and tax valuation allowance;

•	risks related to earnings from our or Ixia’s foreign subsidiaries;

•	risks related to remediation activities due to environmental contamination or otherwise;

•	the use of contract manufacturers;

•	the impact of local government regulations on our ability to pay vendors or conduct operations;

•	our liquidity position and our ability to generate cash from operations;

•	the ability to grow our businesses and our investments, whether as part of the combined company business or on a standalone basis;

•	the potential impact of adopting new accounting pronouncements on our financial results, our purchase commitments, our contributions to our pension plans, the selection of discount rates and recognition of any gains or losses for our benefit plans; and

•	changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations.

Readers are referred to the cautionary statements and important factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended October 31, 2016, our Quarterly Report for the period ended January 31, 2017, Ixia’s Annual Report on Form 10-K for Ixia’s fiscal year ended December 31, 2016 and any prospectus supplement hereto for further information. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

KEYSIGHT TECHNOLOGIES, INC.

Keysight Technologies, Inc. is a measurement company providing electronic design and test solutions to communications and electronics industries. Keysight provides electronic design and test instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. Related services include start-up assistance, instrument productivity, application services and instrument calibration and repair. Keysight also offers customization, consulting and optimization services throughout the customer’s product lifecycle. Customers span the worldwide communications ecosystem, internet infrastructure, aerospace & defense, automotive, semiconductor and general electronics end markets.

We were formed as a Delaware corporation on December 6, 2013. On November 1, 2014, Keysight became an independent publicly-traded company through the distribution by Agilent Technologies Inc. (“Agilent”) of 100 percent of the outstanding common stock of Keysight Technologies, Inc. to Agilent’s shareholders (the “Separation”). On August 13, 2015, we acquired all of the share capital of Anite plc, a United Kingdom-based global company with strong software expertise and a leading supplier of wireless test solutions.

On January 30, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ixia, a California corporation (“Ixia”), and, by a joinder dated February 2, 2017, Keysight Acquisition, Inc., a California corporation and our wholly owned subsidiary (“Merger Sub”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the merger of Merger Sub with and into Ixia (the “Merger”), with Ixia surviving the Merger as our wholly-owned subsidiary. The Merger is expect to close no later than October 30, 2017 and is subject to customary closing conditions, including shareholder and regulatory approvals. In this prospectus, unless otherwise stated or the context otherwise implies, “Ixia” refers to Ixia and its subsidiaries and “combined company” refers to us and Ixia after giving effect to the Merger.

Our principal executive offices are located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403. Our telephone number is (800) 829-4444. You can access financial and other information at our Investor Relations website. The address is www.investor.keysight.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus or any prospectus supplement.

If you want to find more information about us, please see the section entitled “Where You Can Find More Information” in this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider all of the risk factors and other information included in any related prospectus supplement or free writing prospectus, in the documents incorporated or deemed incorporated by reference in this prospectus and the related prospectus supplement or free writing prospectus and the matters addressed under the captions “Risk factors” and “Forward-Looking Statements,” for a discussion of certain factors that you should consider before investing in our securities.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment of debt, share repurchases, financing capital commitments and financing future acquisitions. Any other specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement with respect thereto.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical combined and consolidated financial statements before November 1, 2015 include certain expenses of Agilent that were allocated to us for certain functions, including general corporate expenses related to information technology, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we have incurred or will incur as an independent public company. The historical financial information included here may not necessarily reflect our financial position and results of operations or what our financial position and results of operations would have been had we been an independent, publicly-traded company during the historical periods presented or be indicative of our future performance as an independent company.

The following table shows Keysight’s ratio of earnings to fixed charges for each of the periods indicated (in millions, except ratios):

	Three Months Ended January 31, 2017	October 31, 2016	October 31, 2015	October 31, 2014	October 31, 2013	October 31, 2012
Earnings:
Income from continuing operations before income taxes	$109	$366	$388	$474	$501	$746
Fixed Charges	16	62	61	16	12	12

Earnings from continuing operations before income taxes, as adjusted	$125	$428	$449	$490	$513	$758
Fixed Charges:
Interest expense	$12	$46	$45	$3	$—	$—
Estimate of interest within rental expense(1)	4	15	14	13	12	12
Amortization of capitalized expenses related to indebtedness	—	1	1	—	—	—

Total fixed charges	$16	$62	$61	$16	$12	$12
Ratio of earnings to fixed charges	8.0	6.9	7.4	30.6	42.8	63.2

(1)	Estimate of interest within rental expense consists of one-third of interest expense, which we believe is a reasonable estimate of interest within rental expense.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus common stock, preferred stock, senior debt securities or any combination of the foregoing. The following description of the terms of these securities sets forth some of the general terms and provisions of the securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities will be described in the related prospectus supplement. If the information contained in the applicable prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF EQUITY SECURITIES WE MAY OFFER

Authorized Stock

Our authorized capital stock consists of one billion shares of Common Stock, par value $0.01 per share, of which 171,543,474 shares were outstanding as of February 27, 2017, and 100 million shares of Preferred Stock, par value $0.01 per share, none of which were outstanding as of that date. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. The following summary description of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. Subject to any preferential rights of any then-outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Keysight, holders of our Common Stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding Preferred Stock.

Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Our Common Stock is traded on the New York Stock Exchange under the symbol “KEYS.”

The transfer agent and registrar for our Common Stock is Computershare Trust Company.

Preferred Stock

This section is only a summary of the Preferred Stock that we may offer. We urge you to read carefully our Amended and Restated Certificate of Incorporation and the designation we will file in relation to an issue of any particular series of Preferred Stock before you buy any Preferred Stock. This section describes the general terms and provisions of the Preferred Stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the Preferred Stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

Under the terms of Keysight’s Amended and Restated Certificate of Incorporation, our board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”) and by Keysight’s Amended and Restated Certificate of Incorporation, to issue up to 100,000,000 shares of Preferred Stock in one or more series without further action by the holders of our Common Stock. Keysight’s board of directors has the discretion, subject to limitations prescribed by the DGCL and by Keysight’s Amended and Restated Certificate of Incorporation, to determine the designations, powers, rights, preferences, privileges, qualifications, limitations and restrictions, including voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights and liquidation preferences, of each series of Preferred Stock.

The transfer agent and registrar for the Preferred Stock will be specified in the applicable prospectus supplement.

Restrictions on Change in Control

See “Important Provisions of Our Governing Documents and Delaware Law” below for a description of certain provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that may have the effect of delaying, deferring or preventing a change in control.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

General

The description below of the general terms of the debt securities that we may offer under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement.

The debt securities offered by this prospectus will be our unsecured senior notes, or the “notes”. We will issue the debt securities under the indenture dated as of October 15, 2014 (as amended, supplemented or otherwise modified, the “indenture”), between us and U.S. Bank National Association, as trustee, or the “trustee.” The terms of each series of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the notes.

We have summarized material terms and provisions of the indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the indenture. A copy of the indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indenture also gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series. The indenture does not limit the amount of debt securities or other unsecured debt which we may issue.

The debt securities will be unsecured and unsubordinated and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

The debt securities will not be secured by any of our property or assets and will be effectively junior to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to all existing and future liabilities of our subsidiaries, including their indebtedness and trade payables. Thus, by owning a debt security, you are one of our unsecured creditors.

We derive a substantial portion of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes or to provide Keysight with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, claims of creditors of Keysight’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Keysight’s creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of Keysight’s subsidiaries. In addition, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of Keysight’s subsidiaries to make payments or other distributions to it, and Keysight’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to it.

In addition to the following description of the debt securities, you should refer to the detailed provisions of the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $2,000 and integral multiples of $1,000 in excess thereof;

•	the price(s) at which the debt securities will be issued;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•	if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•	if other than U.S. dollars, the currency or currencies in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•	the date or dates from which interest, if any, will accrue, the dates on which the interest, if any, will be payable, the method of determining holders to whom any of the interest will be payable and any right to defer the payment of interest;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•	the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our Common Stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	any covenants applicable to the particular debt securities being issued;

•	whether the debt securities will be subject to defeasance or covenant defeasance;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information related thereto will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or protect holders of the debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit rating.

Further Issuances

The indenture does not limit the aggregate principal amount of notes that may be issued under it. Unless otherwise provided in the terms of a series of notes, a series may be reopened, without notice to or consent of any holder of outstanding notes, for issuances of additional notes of that series. The terms of each series of notes will be established by, or pursuant to, a resolution of Keysight’s board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture.

Keysight may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as any series of the notes, and ranking equally and ratably with, any series of the notes, in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes of such series and will vote together as one class on all matters with respect to the notes of such series.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Keysight for such purpose (which initially will be the corporate trust office of the trustee located at Global Corporate Trust Services, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Keysight, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1 million principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Keysight maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Keysight may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Keysight is not required to transfer or exchange any note selected for redemption during a period of 15 days before the mailing or sending of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by Keysight that remain unclaimed two years after such payment was due and payable will be repaid to Keysight, and the holders of such notes will thereafter look solely to Keysight for payment.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for our Common Stock, Preferred Stock or our other securities or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Certain Covenants

Limitation on Liens

Keysight will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on (i) any Principal Property or (ii) the capital stock of any subsidiary, to secure any indebtedness for borrowed money of Keysight, any subsidiary or any other person without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to the exceptions described below:

•	liens on assets or property of a person at the time it becomes a subsidiary, securing only indebtedness of such person, provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any assets other than those of the person becoming a subsidiary;

•	liens on assets created at the time of, or within 18 months after the later of, (a) the acquisition, purchase, lease, improvement or development of such assets or (b) the placing in operation of such assets, in each case, to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets or to secure debt incurred to provide funds for any such purpose;

•	liens on property incurred in permitted sale and leaseback transactions;

•	liens incurred in connection with pollution control, industrial revenue or similar financings;

•	liens in favor of only Keysight or one or more subsidiaries of Keysight;

•	liens on assets existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Keysight or any Significant Subsidiary in the ordinary course of business;

•	liens in favor of the trustee granted in accordance with the indenture;

•	liens on property of Keysight or a subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

•	liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien;

•	with respect to any series of notes, liens existing on the date that notes of such series are first authenticated by the trustee; and

•	liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property and plus any property relating to a specific project, the completion of which is funded pursuant to clause (ii) below) and the amount of indebtedness secured by such lien is not increased (other than (i) by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding and (ii) where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project that is subject to a lien securing the indebtedness being extended, refinanced or renewed by an amount equal to such additional principal amount).

Limitation on Sale and Leaseback Transactions

Keysight will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which Keysight or any subsidiary leases any Principal Property that has been or is to be sold or transferred by Keysight or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Keysight or such subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only Keysight and a subsidiary of Keysight or only between subsidiaries of Keysight;

•	leases where the proceeds from the sale of the property are at least equal to the fair market value (as determined in good faith by Keysight) of the property and Keysight applies an amount equal to the net proceeds of the sale to the retirement of long-term indebtedness or to the purchase of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Keysight may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it;

•	leases of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property; and

•	leases of property in connection with the separation and distribution of Keysight, including any such leases pursuant to or in accordance with the separation and distribution agreement or any other document or agreement relating to or entered into in connection with the separation and distribution of Keysight.

Limitation on Consolidation, Merger and Sale of Assets

Keysight may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•	(1) Keysight is the surviving or continuing entity or (2) the successor entity, if other than Keysight, is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia and expressly assumes by supplemental indenture all of Keysight’s obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no event of default (as defined below), and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

In the case of any such consolidation, merger, sale, lease, transfer or other conveyance in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Keysight under the indenture and, thereafter, except in the case of a lease, Keysight will be released from the obligation to pay principal and interest on the notes and all obligations and any covenants under the notes and the indenture.

Definitions

For purposes of the indenture:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Keysight and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Keysight in accordance with GAAP which Keysight shall have most recently filed with the SEC or otherwise distributed to its shareholders (and not subsequently disclaimed as not being reliable by Keysight) prior to the time as of which “Consolidated Net Tangible Assets” is being determined (which calculation shall give pro forma effect to any acquisition by or disposition of assets of Keysight or any of its subsidiaries involving the payment or receipt by Keysight or any of its subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $25 million that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture and from time to time.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the acquisition of assets not previously owned by Keysight or any direct or indirect subsidiaries of Keysight or the financing of a project involving the development or expansion of properties of Keysight or any direct or indirect subsidiaries of Keysight, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to Keysight or any direct or indirect subsidiary of Keysight or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the headquarters of Keysight, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) located within or outside the territorial limits of the United States of America owned by Keysight or any of its wholly owned subsidiaries, except such as Keysight’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Keysight and its subsidiaries taken as a whole) not to be of material importance to the business of Keysight and its subsidiaries, taken as a whole.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“trustee” means the person named as “Trustee” in the indenture until a successor trustee shall have become such pursuant to the applicable provisions of the indenture, and thereafter, “trustee” shall mean or include each person who is then a trustee under the indenture, and if at any time there is more than one such person, “trustee” as used with respect to the notes of any series shall mean the trustee with respect to the notes of that series.

Modification and Waiver

Subject to certain exceptions, the indenture and the notes may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of all series affected by such amendment taken together (including consents obtained in connection with a tender offer or exchange for the notes of such series). Keysight and the trustee may, without the consent of any holders, change the indenture or the notes:

•	to evidence the succession of another person to Keysight and the assumption by any such successor of any covenants of Keysight under the indenture and the notes;

•	to add to any covenants of Keysight for the benefit of holders of the notes or to surrender any right or power conferred upon Keysight by the indenture;

•	to add any additional events of default for the benefit of holders of the notes;

•	to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes or to add guarantees of or additional obligors on the notes of all or any series;

•	to add or appoint a successor or separate trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee in accordance with the requirements set forth in the indenture;

•	to cure any ambiguity, defect or inconsistency;

•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of notes, provided that the interests of the holders of the notes are not adversely affected in any material respect;

•	to make any other change that would not adversely affect the holders of the notes in any material respect;

•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	to conform the indenture to the “Description of the Notes” or any other similarly titled section in any offering memorandum, prospectus or prospectus supplement relating to a series of notes; and

•	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided that any such addition, change or elimination (i) shall neither (A) apply to any note of any series created prior to the execution of the supplemental indenture affecting such modification and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such note with respect to such provision or (ii) shall become effective only when there is no such note outstanding.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment to the indenture or the notes may, without the consent of the holder of each outstanding notes affected thereby:

•	make any change to the percentage of principal amount of notes of any series the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any notes;

•	reduce the principal amount or extend the stated maturity of any notes;

•	reduce the redemption price of any notes or add redemption provisions to the notes;

•	make any notes payable in currency other than that stated in the indenture or the applicable notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to notes; or

•	make any change in the ranking or priority of any series of notes that would adversely affect the holder of such series of notes.

Any past default with respect to any notes may be waived on behalf of all holders of such notes by the holders of a majority in aggregate principal amount of the outstanding notes of all series affected by such waiver taken together, except a default in the payment of principal of or any premium or interest on such notes or a default in respect of a covenant or provision that cannot be modified without the consent of the holder of each such outstanding note. Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for any purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

Defeasance

Keysight at any time may terminate all its obligations with respect to any series of notes and the indenture, as it relates to such series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Keysight at any time may also terminate its obligations described under the heading “—Certain Covenants” and under clauses (4), (5) and (6) under the heading “—Events of Default,” with respect to a series of notes, which termination is referred to herein as “covenant defeasance.” Keysight may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Keysight exercises its legal defeasance option with respect to any series of notes, payment of such notes may not be accelerated because of an event of default with respect thereto. If Keysight exercises its covenant defeasance option with respect to any series of notes, payment of such notes may not be accelerated because of an event of default specified in clauses (4), (5) and (6) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Keysight will no longer be obligated to comply with its obligations described under “—Certain Covenants.”

The legal defeasance option or the covenant defeasance option with respect to any notes may be exercised only if:

(a) Keysight irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity;

(b) no default or event of default with respect to the notes has occurred and is continuing with respect to such notes on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c) in the case of the legal defeasance option, Keysight delivers to the trustee an opinion of counsel stating that:

(1) Keysight has received from the IRS a ruling, or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(d) in the case of the covenant defeasance option, Keysight delivers to the trustee an opinion of counsel to the effect that the holders of the notes being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e) Keysight delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance of such notes have been complied with as required by the indenture.

Discharge

When (i) Keysight delivers to the trustee all outstanding notes of any series (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Keysight irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes of such series, including interest thereon, and if in either case Keysight pays all other sums related to the notes of such series payable under the indenture by Keysight, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes of such series on demand of Keysight accompanied by an officers’ certificate and an opinion of counsel of Keysight stating that all conditions precedent under the indenture relating to such satisfaction and discharge have been complied with.

Events of Default

Each of the following is an “event of default” under the indenture with respect to notes of any series:

(1) a failure to pay principal of the notes of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2) a default in the payment of any interest or premium, if any, on the notes of such series when due, continued for 30 days;

(3) certain events of bankruptcy, insolvency or reorganization involving Keysight;

(4) a default in the performance, or breach, of Keysight’s obligations under the “Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” heading described above;

(5) a default in the performance, or breach, of any other covenant, warranty or agreement applicable to such series of notes (other than a default or breach pursuant to clause (4) immediately above or any other covenant or warranty a default in which is elsewhere dealt with in the indenture) for 90 days after a Notice of Default (as defined below) is given to Keysight; and

(6) (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness for borrowed money of Keysight (other than indebtedness of Keysight owing to any of its subsidiaries) outstanding in an amount in excess of $100 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness for borrowed money of Keysight (other than indebtedness of Keysight owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the related event of default under the indenture will be deemed cured.

A default under clause (5) or (6) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding notify Keysight of the default and Keysight does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Keysight shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Keysight is taking or proposes to take with respect thereto.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Keysight) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding notes of such series may declare, by notice to Keysight in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding notes of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving Keysight shall occur, such amount with respect to all the outstanding notes of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding notes of such series to the fullest extent permitted by applicable law. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding notes of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding notes of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding notes of such series, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of notes, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes of such series, unless such holders shall have offered to the trustee reasonable indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of notes of any series will have any right to institute any proceeding with respect to the indenture or the notes unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default;

(b) the registered holders of at least 25% in aggregate principal amount of the notes of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

(c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any notes for enforcement of payment of the principal of, and premium, if any, or interest on, such notes on or after the respective due dates thereof.

The indenture will require Keysight to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Keysight will be required to deliver to the trustee a statement specifying such default or event of default.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Keysight issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Keysight can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The information in this section and in the sections titled “—Ownership of Beneficial Interests” and “—Euroclear and Clearstream, Luxembourg” are provided solely as a matter of convenience. The operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are solely within the control of the respective settlement systems and are subject to changes by them. Keysight takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The notes will be offered in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. Keysight will issue each series of notes in the form of one or more permanent global notes in fully registered, book-entry form without interest coupons, which we refer to as the “global notes.” Each such global note will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Except as described below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Ownership of Beneficial Interests.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives), directly or indirectly own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Keysight understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Keysight expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Keysight also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Keysight, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Keysight expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although Keysight expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Keysight nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes and DTC notifies the trustee of its decision to exchange beneficial interests in the global notes for certificated notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or ceases to be a “clearing agency” registered under the Exchange Act, and, in either event, a successor depositary is not appointed by Keysight within 90 days or (iii) at any time Keysight notifies the trustee in writing that it elects to cause the issuance of certificated notes under the indenture. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Keysight has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and has also been appointed by Keysight to act as registrar, transfer agent and paying agent for the notes.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Provisions of the DGCL and Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire Keysight by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of Keysight to first negotiate with our board of directors. Keysight believes that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Keysight outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Keysight is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Keysight’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by Keysight’s shareholders.

Classified Board

Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our board of directors is divided into three classes, with the three classes each serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Subject to the rights of holders of any then-outstanding series of Preferred Stock, Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors will be fixed exclusively by resolution of the board of directors.

At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Keysight’s board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Keysight.

Keysight’s board of directors currently consists of eight directors divided into three classes. The current composition of the board of directors and the term expiration dates for each class of directors is as follows:

Class	Directors	Term expires
I	Ronald S. Nersesian, Charles J. Dockendorff and Robert A. Rango	2018
II	James G. Cullen, Jean M. Halloran and Mark Templeton	2019
III	Paul N. Clark and Richard Hamada	2020

Each of the Class III directors were elected to new terms, expiring 2020, at the Annual Meeting of shareholders of Keysight held on Thursday, March 16, 2017 at 8:00 a.m., Pacific Standard Time, at Keysight’s headquarters located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403.

Removal of Directors

Keysight’s Amended and Restated Bylaws provide that our shareholders may remove our directors only for cause, by an affirmative vote of holders of at least the majority of Keysight’s voting stock then outstanding.

Amendments to Amended and Restated Certificate of Incorporation

Keysight’s Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of directors, the filling of board vacancies, the advance notice to be given for nominations for elections of directors, the calling of special meetings of shareholders, shareholder action by written consent, the ability of the board of directors to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, exclusive forum for certain types of actions and proceedings that may be initiated by Keysight’s shareholders and amendments of the Amended and Restated Certificate of Incorporation.

Amendments to Amended and Restated Bylaws

Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that they may be amended by Keysight’s board of directors or by the affirmative vote of holders of a majority of Keysight’s voting stock then outstanding, except that the affirmative vote of holders of at least 80% of Keysight’s voting stock then outstanding is required to amend certain provisions relating to the calling of special meetings of shareholders, the business that may be conducted or considered at annual or special meetings, the advance notice of shareholder business and nominations, shareholder action by written consent, the number, tenure, qualifications and removal of Keysight’s directors, the filling of board vacancies, director and officer indemnification and amendments of the bylaws.

Size of Board and Vacancies

Keysight’s Amended and Restated Bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the rights of any holders of any series of Preferred Stock to elect directors under specified circumstances. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Keysight’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Shareholder Meetings

Keysight’s Amended and Restated Certificate of Incorporation provides that only the board of directors, pursuant to a resolution adopted by the majority of the entire board, the chairman of the board of directors or

Keysight’s chief executive officer, or, if the chief executive officer is absent or unable, by the president or any executive vice president, may call special meetings of Keysight’s shareholders. The majority of the board of directors must concur with the calling of the meeting by the chairman, chief executive officer, president or any executive vice president. Shareholders may not call special shareholder meetings.

Shareholder Action by Written Consent

Keysight’s Amended and Restated Certificate of Incorporation expressly eliminates the right of shareholders to act by written consent. Shareholder action must take place at the annual or a special meeting of Keysight shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Keysight’s Amended and Restated Certificate of Incorporation mandates that advance notice of shareholder nominations for the election of directors will be given in accordance with the bylaws. The Amended and Restated Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for shareholders making the proposals or nominations. Additionally, the Amended and Restated Bylaws require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting

The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Keysight’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that Keysight’s board of directors possesses to issue Preferred Stock could potentially be used to discourage attempts by third parties to obtain control of Keysight through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly. Keysight’s board of directors may be able to issue Preferred Stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

Director Liability Limitation and Indemnification

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and Keysight’s Amended and Restated Certificate of Incorporation includes such an exculpation provision. Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Keysight, or for serving at Keysight’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that Keysight must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Keysight’s Amended and Restated Bylaws expressly authorize Keysight to carry directors’ and officers’ insurance to protect Keysight, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in Keysight’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Keysight’s directors and officers, even though such an action, if successful, might otherwise benefit Keysight and our shareholders. However, these provisions do not limit or eliminate Keysight’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Keysight pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Keysight directors, officers or employees for which indemnification is sought.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of institutional purchasers or to a single purchaser;

•	through agents; or

•	through any other method permitted by applicable law.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The related prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the specific securities to be offered and sold;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents and any other items constituting underwriting compensation and any other offering expenses; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in any offerings pursuant to a prospectus supplement to this prospectus may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.

Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue and, other than our Common Stock, which is listed on the New York Stock Exchange under the symbol “KEYS”, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of our Common Stock, on any additional exchange, but, unless otherwise specified in the related prospectus supplement, we shall not be obligated to do so. Underwriters will not be obligated to make a market in any securities. No assurance can be given as to the liquidity of any trading market for any securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended October 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Ixia and subsidiaries as of December 31, 2016 and December 31, 2015, and for each of the three years in the period ended December 31, 2016 incorporated in this prospectus by reference from Ixia’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Ixia and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding Keysight Technologies, Inc. and other companies that file materials with the SEC electronically. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.investor.keysight.com and clicking on the link “Financial Information—SEC Filings.” This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus does not contain all of the information that you can find in the registration statement and its exhibits. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus is a part.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus and any related prospectus supplement. We hereby incorporate by reference the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2016;

•	“Item 1A. Risk Factors,” “Item 8. Financial Statements and Supplementary Data” and “Item 9A. Controls and Procedures” of Ixia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 1, 2017;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2017, February 1, 2017, February 22, 2017, March 20, 2017 (other than the information therein that was furnished and not filed) and March 20, 2017;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 6, 2017 and additional proxy solicitation materials filed on February 6, 2017 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended October 31, 2016); and

•	future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and before the termination of the offering of the securities made under this prospectus.

Provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Keysight Technologies, Inc.

Attention: Corporate Secretary

1400 Fountaingrove Parkway

Santa Rosa, California 95403

(800) 829-4444

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR ANY INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY SUPPLEMENT TO THIS PROSPECTUS OR, IF APPLICABLE, ANY OTHER OFFERING MATERIALS WE MAY PROVIDE YOU. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS.

$400,000,000

KEYSIGHT TECHNOLOGIES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

BofA Merrill Lynch

Citigroup

BNP PARIBAS

Barclays

Credit Suisse

Wells Fargo Securities

March     , 2017